Confidential Materials omitted and filed separately with the

Securties and Exchange Commission. Double asterisks denote omissions

Exhibit 10.1

Execution Copy

CONFIDENTIAL

COLLABORATION, OPTION AND LICENSE AGREEMENT

BETWEEN

OCULAR THERAPEUTIX, INC.

AND

REGENERON PHARMACEUTICALS, INC.

TABLE OF CONTENTS

ARTICLE 1	Definitions	1

ARTICLE 2	Research and Development	14

2.1	Performance	14
2.2	Costs	14
2.3	Collaboration Plan	14
2.4	Alternative Licensed Products	14
2.5	Use of Materials; Technology and Information	15
2.6	Results and Reporting	15
2.7	Records; Inspection	15

ARTICLE 3	Governance	16

3.1	Joint Research Committee	16
3.2	Responsibilities	16
3.3	Membership	16
3.4	Replacements	16
3.5	Meetings	16
3.6	Decision Making	16
3.7	Minutes	17
3.8	Expenses	17
3.9	Disbanding	18

ARTICLE 4	Manufacturing	18

4.1	Manufacturing Support; Collaboration Supply	18
4.2	Clinical and Commercial Supply	18
4.3	Technology Transfer	18

ARTICLE 5	Regulatory Affairs	19

5.1	Regulatory Matters	19
5.2	Regulatory Cooperation; Right of Reference	19

ARTICLE 6	Performance Standards	20

6.1	Affiliates	20
6.2	Subcontracts	20

ARTICLE 7	Option And Licenses; Exclusivity And Diligence	20

7.1	Research License Grant by Regeneron	20
7.2	Research License Grant by Collaborator	21
7.3	Pre-Option Exclusivity	21
7.4	Option	21
7.5	Commercial License	21
7.6	Post-Option Period Exclusivity	21

- i -

7.7	Diligence	22
7.8	Sublicensing by Regeneron	22

ARTICLE 8	Financial Terms	23

8.1	Option Exercise Fee	23
8.2	Milestone Payments	23
8.3	Royalties	24
8.4	Royalty Reductions & Adjustments	25
8.5	Royalty Reports and Payments	25
8.6	Regeneron Reimbursable Cost Reporting and Reimbursement	26
8.7	Audit Rights	26
8.8	Payments	27
8.9	Late Payments	27
8.10	Tax	27

ARTICLE 9	Intellectual Property	27

9.1	Ownership of Newly Created Intellectual Property	27
9.2	Prosecution and Maintenance of Patents	29
9.3	Administrative Patent Proceedings	30
9.4	Third Party Infringement	30
9.5	Incept Agreement	31

ARTICLE 10	Confidentiality	31

10.1	Non-use and Non-disclosure of Confidential Information	31
10.2	Exclusions Regarding Confidential Information	32
10.3	Authorized Disclosures of Confidential Information	32
10.4	Terms of this Agreement	34
10.5	Research Results	34
10.6	No License	34

ARTICLE 11	Publicity; Publications	34

11.1	Publicity	34
11.2	Publications	35
11.3	No Right to Use Names	36

ARTICLE 12	REPRESENTATIONS, Warranties And Covenants	36

12.1	Mutual Representations and Warranties	36
12.2	Knowledge of Pending or Threatened Litigation	37
12.3	Additional Representations of Collaborator	37
12.4	Disclaimers	38
12.5	Non-Reliance	38
12.6	Mutual Covenants	39
12.7	Debarment	39

- ii -

12.8	Additional Representations, Warranties and Covenants Regarding the Upstream Agreement	39
12.9	No Challenge	40

ARTICLE 13	Indemnification; Liability	40

13.1	Indemnification	40
13.2	Procedure	41
13.3	Insurance	42
13.4	Limitation of Damages	42

ARTICLE 14	Term And Termination	42

14.1	Term	42
14.2	Termination	42
14.3	Effect of Expiration or Termination	44

ARTICLE 15	Force Majeure	45

ARTICLE 16	Miscellaneous	46

16.1	Governing Law; Submission to Jurisdiction	46
16.2	Waiver	46
16.3	Notices	46
16.4	Entire Agreement	47
16.5	Amendments	48
16.6	Interpretation	48
16.7	Construction	48
16.8	Severability	48
16.9	Assignment	48
16.10	Successors and Assigns	49
16.11	Signatures	49
16.12	Third Party Beneficiaries	49
16.13	Relationship of the Parties	49
16.14	Injunctive or Other Equity Relief	50
16.15	Non-Exclusive Remedies	50

Collaborator Patents Appendix

Collaboration Plan Appendix

Royalty Calculation Appendix

Upstream Agreement Appendix

Initial Press Release Appendix

Incept Agreement Appendix

- iii -

THIS COLLABORATION, OPTION AND LICENSE AGREEMENT (this “Agreement”) is made and entered into, effective as of October 10, 2016 (the “Effective Date”), by and between Ocular Therapeutix, Inc., a corporation organized under the laws of Delaware and having an address at 36 Crosby Drive, Suite 101, Bedford, Massachusetts 01730 (“Collaborator”), and Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of New York and having an address at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”). Collaborator and Regeneron are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Collaborator has proprietary readily injectable bioresorbable hydrogel technology;

WHEREAS, Regeneron has expertise in ophthalmology drug discovery, development and commercialization and protein formulation;

WHEREAS, Regeneron wishes to license such technology from Collaborator for, and the Parties wish to collaborate in, the research and development of co-formulated products consisting of Regeneron’s products formulated in Collaborator’s technology; and

WHEREAS, Regeneron desires to obtain an option for a commercial license to Collaborator’s technology for the development and commercialization of such co-formulated products.

NOW THEREFORE, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1    “Acquirer Competing Product” has the meaning set forth in Section 7.6.

1.2    “Acquiring Party” has the meaning set forth in Section 7.6.

1.3    “Additional Amounts” has the meaning set forth in Section 1.34.

1.4    “Additional Unforeseen Activities” means activities performed under the Collaboration Plan that were not included in the Collaboration Plan as of the Effective Date and that [**].

1.5    “Affiliate” means, with respect to any Party, any person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.5, “control” and cognates thereof with respect to any Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, including through (a) the direct or indirect ownership of greater than fifty percent (50%) of the voting stock or other voting interests of such Person having the right to vote for the election of directors or the equivalent governing body, or (b) the ability to otherwise control or direct the decisions of the board of directors or equivalent governing body of such Person. For clarity, Incept shall not be considered an Affiliate of Collaborator hereunder.

1.6    “Agreement” has the meaning set forth in the preamble.

1.7    “Alternative Licensed Product” has the meaning set forth in Section 2.4.

1.8    “Applicable Laws” means all applicable laws, rules, regulations, guidelines, statutes, orders, judgments or ordinances of any Governmental Authority having effect from time to time in any country worldwide.

1.9    “BLA” a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Licensed Product (or the equivalent application in any foreign jurisdiction).

1.10    “Bulk Product” means the Collaboration Therapeutic Molecule formulated and spray dried as required by the Collaboration Plan, such that it is in a form ready for formulation with Collaborator Technology to generate a Licensed Product.

1.11    “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, the United States are authorized or required by Applicable Law to remain closed.

1.12     “Calendar Quarter” means each successive period of three (3) calendar months commencing on 1st January, 1st April, 1st July and 1st October.

1.13    “Change of Control” means, with respect to a Party, any of the following events: (a) any Third Party (or group of Third Parties acting in concert) acquires, directly or indirectly, shares of such Party representing at least a majority of the voting power (where voting refers to being entitled to vote for the election of directors) then outstanding of such Party; (b) such Party consolidates with or merges into another corporation or entity which is a Third Party, or any corporation or entity which is a Third Party consolidates with or merges into such Party, in either event pursuant to a transaction in which at least a majority of the voting power of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting power of such Party immediately preceding such consolidation or merger; or (c) such Party conveys, transfers, licenses or leases all or substantially all of its assets to a Third Party.

1.14    “Collaboration Clinical Trial” means the initial first-in-human clinical trial of a Licensed Product that is included in the Collaboration Plan. The Parties acknowledge that the Collaboration Clinical Trial may be a Phase I Clinical Trial or a combination Phase I Clinical Trial and Phase II Clinical Trial. An initial draft plan and budget for the Collaboration Clinical Trial are included in the Collaboration Plan.

1.15    “Collaboration Costs” shall mean costs incurred by a Party that are reasonably necessary to perform its activities within the Collaboration Plan and all Regulatory, Support and Analytical Activities, including all such Party’s Out-of-Pocket Costs, FTE Costs and any other costs or expenses specifically identified to such Party and included in the Collaboration Plan or included as such Party’s Collaboration Costs under this Agreement.

1.16    “Collaboration Invention” means an invention that is conceived or made by the Parties or their Affiliates, employees, sublicensees, independent contractors, agents or consultants, alone or working together, in the course of conducting the Collaboration Plan.

1.17    “Collaboration Plan” means the plan and budget for the research and development of Licensed Products attached hereto as the Collaboration Plan Appendix, as such plan may be updated from time to time in accordance with this Agreement.

1.18    “Collaboration Therapeutic Molecule” means any Regeneron Therapeutic Molecule that is the subject of the activities conducted pursuant to the Collaboration Plan. As of the Effective Date, Collaboration Therapeutic Molecule is Regeneron’s molecule known as aflibercept.

1.19    “Collaborator” has the meaning set forth in the preamble.

1.20    “Collaborator Intellectual Property” means Collaborator Patents, Collaborator Know-How and Collaborator’s interest in Joint Patents and Joint Know-How.

1.21    “Collaborator Know-How” means Know-How relating to the Collaborator Technology that is Controlled by Collaborator on the Effective Date or at any time during the Term that is necessary or useful [**]. Collaborator Know-How includes [**]. Collaborator Know-How excludes [**].

1.22    “Collaborator Material” means Collaborator Technology or any other materials, technology or information provided by or on behalf of Collaborator for use in the performance of the Collaboration Plan or any other activities under this Agreement.

1.23    “[**]” has the meaning set forth in Section [**].

1.24    “Collaborator Patents” means (a) those Patents set forth on the Collaborator Patents Appendix attached hereto and (b) any other Patents that, as of the Effective Date or at any time thereafter during the Term, are (i) Controlled by Collaborator and [**].

1.25    “Collaborator Sole Invention” has the meaning set forth in Section 9.1(c).

1.26    “Collaborator Technology” means technology Controlled by Collaborator as of the Effective Date or at any time during the Term that is [**].

1.27    “Collaborator Technology Invention” means a Collaboration Invention that is, [**].

1.28    “Combination Product” means any product containing a Licensed Product and one or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price).

1.29    “Commercial License” has the meaning set forth in Section 7.5.

1.30    “Commercially Reasonable Efforts” means, with respect to a Party and any research, development or commercial activities for any Licensed Product, the efforts and resources typically used by such Party in the conduct of such activities for other products with comparable market potential, considering all relevant factors, including, as applicable, stage of research or development, efficacy and safety relative to competitive products, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including Patent coverage and regulatory exclusivity) and the cost and likelihood of obtaining Regulatory Approval, but excluding from such consideration in the case of Regeneron the availability to Regeneron of technologies competitive to the Collaborator Technology and the obligation to make the payments set forth in this Agreement.

1.31    “Competing Product” means any product containing [**].

1.32    “Confidential Information” means proprietary or confidential information (of whatever kind and in whatever form or medium, including copies thereof) (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, a Party and provided to the other Party, or created jointly by the Parties, in the course of the performance of this Agreement. For the avoidance of doubt, “Confidential Information” includes Know-How regarding a Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by entities engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.

1.33    “Conflicting Agreement” has the meaning set forth in Section 7.4.

1.34    “Control,” “Controls” or “Controlled by” means, with respect to any Party’s Patents, Know-How, technology or information, the possession by such Party or its Affiliates of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense, right of reference or other right to or under, such Patent, Know-How, technology or information, without violating the terms of any agreement with any other Person and without requiring the consent of any other

Person. Notwithstanding the foregoing, for the purpose of determining whether any Patent or Know-How is Controlled by a Party, if such Patent or Know-How is first acquired, licensed or otherwise made available to such Party after the Effective Date and if the use, practice or exploitation thereof by or on behalf of the other Party, its Affiliates or sublicensees would require the first Party to pay any amounts to the Third Party from which the first Party acquired, licensed or otherwise obtained such Patent or Know-How (“Additional Amounts”), such Patent or Know-How shall be deemed to be Controlled by the first Party only if the other Party agrees to pay (if necessary) and does in fact pay all Additional Amounts with respect to such other Party’s use of or license to such Patent or Know-How. Prior to using such Patent or Know-How in connection with this Agreement in any manner that would result in any obligation to pay Additional Amounts, the first Party shall notify the other Party that Additional Amounts will apply to such other Party’s use of or license to such Patent or Know-How. If the first Party fails to provide such prior notification, the first Party shall still be deemed to Control the applicable Patents and Know-How for the purposes of the licenses granted under this Agreement and such first Party shall remain solely responsible for the payment of Additional Amounts in respect of the other Party’s use of or license to such Patent or Know-How as contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates will be deemed to not Control any Patent or Know-How that is owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, or (b) after such Change of Control, except to the extent that such Patent or Know-How (i) is developed or conceived by such Third Party or its Affiliates (other than such Party or its Affiliates prior to a Change of Control) after such Change of Control and arises out of access by such Third Party or its Affiliates to Patents or Know-How Controlled by such Party or its Affiliates prior to the Change of Control or (ii) is used in the performance of the Collaboration Plan or incorporated into any Licensed Product. For purposes of this definition, Incept or its Affiliates shall not be considered to be a Third Party.

1.35    “Cover” means, with respect to a given product, process, method or service, that a claim would (absent a license thereunder or ownership thereof) be infringed by one or more of the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such claim if it were contained in an issued patent.

1.36    “CPI” means (a) for personnel located in the United States, the Consumer Price Index – All Urban Consumers published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index), or (b) for personnel located in any other country, the applicable equivalent index published in such foreign country applicable to personnel in such country.

1.37    “Directed to” means that, with respect to any molecule and any biological target, such molecule specifically binds such target or functional portion thereof and modulates the activity of such target as its intended mechanism of action.

1.38    “Effective Date” has the meaning set forth in the preamble.

1.39    “[**]” means [**].

1.40    “[**]” means [**].

1.41    “[**]” means [**].

1.42    “[**]” means [**].

1.43    “[**]” means [**].

1.44    “Exclusive Option Period” means the period beginning on the Effective Date and expiring at the end of the twelve (12) month period immediately following the date that Regeneron receives Licensed Product consistent with the requirements of the Collaboration Plan; provided that, if Collaborator generates an Alternative Licensed Product under the circumstances described in Section 2.4, then the Exclusive Pre-Milestone Period shall remain in effect and not expire until the end of the twelve (12) month period immediately following the date that Regeneron receives such Alternative Licensed Product consistent with the requirements of the Collaboration Plan in quantities sufficient to perform the in vitro evaluation activities included under the Collaboration Plan.

1.45    “Executive Officers” means, for Regeneron, its Chief Executive Officer; and for Collaborator, its Chief Executive Officer.

1.46    “FDA” means the United States Food and Drug Administration.

1.47    [**].

1.48    [**].

1.49    “Field” means the field of products that are delivered by local administration to or around the human eye for diagnostic, therapeutic or prophylactic purposes relating to ophthalmic diseases or conditions.

1.50    “Finished Product” shall mean a Licensed Product in a formulation and delivery device that is in a form and package that is ready for use in clinical or pre-clinical trials or studies, as the case may be.

1.51    “First Commercial Sale” means the first sale of a Licensed Product for use by a Third Party end-user that is not a Sublicensee by Regeneron or an Affiliate or Sublicensee of Regeneron following the final Regulatory Approval of the marketing and, where required by Applicable Law, pricing, of the Product for a therapeutic or diagnostic indication by the relevant Regulatory Authorities in the country in which such sale occurred. Sales of commercially reasonable quantities of a Licensed Product in a country for clinical trial purposes or compassionate or similar use prior to Regulatory Approval shall not constitute a First Commercial Sale in such country.

1.52    “First Development Milestone” means the date that is [**]; provided that, [**], then the First Development Milestone will be [**].

1.53    “Force Majeure” has the meaning set forth in ARTICLE 15.

1.54    “Form 8-K” has the meaning set forth in Section 10.3(f).

1.55    “FTE Cost” means, for any activity, the product of (a) the number of FTEs performing such activity and (b) the FTE Rate.

1.56    “FTE Rate” means [**] Dollars (US$ [**]) in the period from the Effective Date through December 31, 2017, such amount to be adjusted as of January 1, 2018 and annually thereafter by the percentage increase or decrease, if any, in the applicable CPI (determined based on the location of the applicable personnel) since the Effective Date or the latest adjustment date hereunder, whichever is later, through June 30 of the prior calendar year. The FTE Rate shall be inclusive of Out-of-Pocket Costs and other expenses for the employee providing the services, including travel costs and allocated costs, such as, for example, allocated overhead costs.

1.57    “Governmental Authority” means any court, tribunal, agency, authority, department, regulatory or legislative body or other office or instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.58    “[**]” has the meaning set forth in Section [**].

1.59    “[**]” has the meaning set forth in Section [**].

1.60    “Incept” means Incept, LLC.

1.61    “IND” means an investigational new drug application filed with the FDA, or the equivalent application in any foreign jurisdiction filed with another Regulatory Authority.

1.62    “IND Enabling GLP Toxicology Studies” means, with respect to a particular Licensed Product, the study or set of pre-clinical toxicology studies described in the Collaboration Plan performed under GLP conditions designed to support an IND for such Licensed Product. An initial draft plan and budget for the IND Enabling GLP Toxicology Studies are included in the Collaboration Plan.

1.63    “Indemnitee” has the meaning set forth in Section 13.2.

1.64    “Indemnitor” has the meaning set forth in Section 13.2.

1.65    “[**]” has the meaning set forth in Section [**].

1.66    “Joint Inventions” has the meaning set forth in Section 9.1(d).

1.67    “Joint Know-How” means Know-How comprising or within Joint Inventions.

1.68    “[**]” has the meaning set forth in Section [**].

1.69    “Joint Patents” means Patents claiming Joint Inventions.

1.70    “Joint Research Committee” or “JRC” has the meaning set forth in Section 3.1.

1.71    “Key Results Memorandum” means the data report containing final results from a clinical trial, in the form presented to Regeneron management following the completion of such clinical trial.

1.72    “Know-How” means any and all proprietary, non-public technical or scientific information, ideas, protocols, know-how, data, test results, processes, assays, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other information (whether or not patentable or otherwise protected by trade secret law).

1.73    “Large Molecule” means [**].

1.74    “Licensed Product” means any product that contains a Regeneron Therapeutic Molecule and Collaborator Technology. [**].

1.75    “Licensed Target” means (a) VEGF-A, (b) VEGFR-1, (c) VEGFR-2, [**].

1.76    “Losses” has the meaning set forth in Section 13.1.

1.77    “Milestone Deduction” has the meaning set forth in Section 8.2.1.

1.78    “Net Sales” means the gross amounts invoiced by Regeneron, its Affiliates or its Sublicensees to Third Parties that are not Sublicensees for a bona fide arms’ length sale of Licensed Product, less the following deductions, determined in each case in accordance with Regeneron’s standard methods as generally and consistently applied by Regeneron:

(a)    normal and customary trade, cash, quantity and free-goods allowances granted and taken directly with respect to sales of such Licensed Product;

(b)    amounts repaid or credited with respect to such Licensed Product by reason of defects, rejections, recalls, returns, rebates, allowances and billing errors;

(c)    chargebacks and other amounts paid on sale or dispensing of such Licensed Product;

(d)    Third Party cash rebates and chargebacks related to sales of such Licensed Product, to the extent allowed;

(e)    retroactive price reductions for such Licensed Product that are actually allowed or granted;

(f)    compulsory refunds, credits and rebates directly related to the sale of such Licensed Product, accrued, paid or deducted pursuant to agreements (including managed care agreements) or governmental regulations;

(g)    [**];

(h)    freight, postage, shipment and insurance costs (or wholesaler fees in lieu of those costs) and customs duties incurred in delivering such Licensed Product that are separately identified on the invoice or other documentation;

(i)    sales Taxes, duties, or other consumption Taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of such Licensed Product, which are separately identified on the invoice or other documentation;

(j)    fees related to import, distribution or promotion of Licensed Products paid to Third Parties (specifically excluding any compensation paid to sales personnel, sales representatives and sales agents who are employees or consultants of Regeneron or its Affiliates or any Sublicensees and also any payments made to or in connection with contract sales forces);

(k)    [**]; and

(l)    any other specifically identifiable costs or charges included in the gross invoiced sales price of such Licensed Product falling within categories substantially equivalent to those listed above and ultimately credited to customers or a Governmental Authority or agency thereof.

In the event more than one of (a) to (l) applies to any given amount, such amount shall be deducted only once for purposes of calculating Net Sales. If Regeneron, its Affiliates or its Sublicensees receive non-cash consideration for any Licensed Product or in the case of any transfer of Licensed Product other than in a bona fide arms’ length sale, Net Sales will be calculated based on the fair market value of such Licensed Product, assuming an arm’s length transaction made in the ordinary course of business.

Solely for purposes of calculating Net Sales, if Regeneron or its Affiliate or Sublicensee sells any Combination Product, Net Sales of such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product, as determined in the first paragraph of this definition of “Net Sales”, by the fraction A/(A+B), where A is the invoice price of the Licensed Product, if sold separately, and B is the invoice price of the other active ingredient(s) in the combination, if sold separately. If, on a country-by-country basis, such other active ingredient(s) in the Combination Product is not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Licensed Product component, if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-

country basis, the Licensed Product component is not sold separately in that country, Net Sales for the Combination Product shall be calculated by multiplying actual Net Sales of the Combination Product by the fraction D/(D+E), where D is the fair market value of the portion of the Combination Product that contains the Licensed Product and E is the fair market value of the portion of the Combination Product containing the other active ingredient(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the Parties.

1.79    “Non-Exclusive Option Period” means the six- (6-) month period immediately following the expiration of the Exclusive Option Period.

1.80    “Option” has the meaning set forth in Section 7.4.

1.81    “Option Period” means the entire period comprised of the Exclusive Option Period and the Non-Exclusive Option Period.

1.82    “Other Collaboration Invention” has the meaning set forth in Section 9.1(c).

1.83    “Out of Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP or IAS/IFRS) by either Party and/or its Affiliates in the performance of Collaboration Activities.

1.84    “Party” or “Parties” has the meaning set forth in the preamble.

1.85    “Patent(s)” means any and all patents and patent applications, including any patents issuing therefrom or claiming priority thereto, anywhere in the world, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, revalidations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing.

1.86    “Person” means and includes an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization, Governmental Authority, or any other entity or body.

1.87    “Personnel” has the meaning set forth in Section 9.1(c).

1.88    “Phase I Clinical Trial” means a clinical trial of a pharmaceutical product that meets the definition of a Phase 1 study for the United States as described in 21 C.F.R. §312.21(a), or a similar clinical study in a country other than the United States.

1.89    “Phase II Clinical Trial” means a human clinical study as described in 21 C.F.R. §312.21(b) to evaluate safety and effectiveness of a Licensed Product, or a similar clinical study in a country other than the United States.

1.90    “Phase III Clinical Trial” means a human clinical study, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Licensed Product for one or more indications in order to support the Regulatory Approval of such Licensed Product for such indication as further described in 21 C.F.R. §312.21(c), or a similar clinical study in a country other than the United States.

1.91    “[**]” has the meaning set forth in Section [**].

1.92    “Prior Agreements” means [**].

1.93    “[**]” means [**].

1.94    “Publication” has the meaning set forth in Section 11.2.

1.95    “Regeneron” has the meaning set forth in the preamble.

1.96    “Regeneron Intellectual Property” means Regeneron Patents, Regeneron Know-How and Regeneron’s interest in Joint Patents and Joint Know-How.

1.97    “Regeneron Know-How” means Know-How Controlled by Regeneron on the Effective Date or at any time during the Term that is necessary or useful for the performance of the Collaboration Plan or the research or development of a Licensed Product in the Field. Regeneron Know-How includes Know-How Controlled by Regeneron comprising or within Therapeutic Inventions and Regeneron Sole Inventions.

1.98    “Regeneron Material” means any Collaboration Therapeutic Molecule or any other materials, technology or information provided by or on behalf of Regeneron for use in the performance of the Collaboration Plan or any other activities under this Agreement.

1.99    “Regeneron Patent” means any Patent that (a) as of the Effective Date or at any time thereafter during the performance of the Collaboration Plan, is Controlled by Regeneron and (b) claims inventions that are necessary or useful for the performance of the Collaboration Plan or the research or development of a Licensed Product in the Field. Regeneron Patents shall include Patents Controlled by Regeneron and claiming Therapeutic Inventions and Regeneron Sole Inventions.

1.100    “Regeneron Reimbursable Costs” means Collaboration Costs incurred by Regeneron in the conduct of [**]; provided that, Regeneron Reimbursable Costs shall not include [**].

1.101    “Regeneron Reimbursable Costs Cap” means Twenty Five Million Dollars ($25,000,000); provided that, if the aggregate amount of Regeneron Reimbursable Costs incurred by Regeneron exceeds such amount due to Additional Unforeseen Activities, then the Regeneron Reimbursable Costs Cap shall be automatically increased by the amount of the Regeneron Reimbursable Costs incurred by Regeneron in the conduct of such Additional Unforeseen Activities; provided further that, in no event shall the Regeneron Reimbursable Costs Cap exceed Thirty Million Dollars ($30,000,000).

1.102    “Regeneron Sole Invention” has the meaning set forth in Section 9.1(c).

1.103    “Regeneron Therapeutic Molecule” means a [**].

1.104    “Regulatory Approval” means the approval, registration, license, permit, or authorization issued by the appropriate Regulatory Authority necessary to market and commercialize a pharmaceutical or biological product in a country or jurisdiction.

1.105    “Regulatory Authority” means (a) the FDA or any successor thereto; (b) the European Medicines Agency or any successor agency thereto; or (c) any other supranational, national or local agency, authority, department, inspectorate, ministry official, parliament or public or statutory person of any government of any country having jurisdiction over any of the activities contemplated by the Agreement or the Parties, or any successor bodies thereto.

1.106    “Regulatory, Support and Analytical Activities” means those activities reasonably required to support the conduct of IND-Enabling GLP Toxicology Studies and the Collaboration Clinical Trial and the preparation and filing of the IND, including statistical analysis, data collection and management, drug safety surveillance, assay development, test method development, IND-enabling characterization studies and assays, medical and protocol writing, stability testing, quality assurance/quality control development, regulatory affairs, project management and other internal and external functions reasonably necessary to be performed to initiate, conduct and complete such study, trial and filing.

1.107    “Research License” has the meaning set forth in Section 7.2.

1.108    “Research Results” means any data and results that are generated or otherwise obtained pursuant to the performance of the Collaboration Plan. For clarity, data from development activities conducted by either Party outside of the Collaboration Plan shall not be included in Research Results.

1.109    “Royalty Term” means, with respect to a Licensed Product in any country in the Territory, the longer of (a) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country; (b) the term for which a Valid Claim under the [**] remains in effect and would be infringed but for the licenses granted by this Agreement by the importing, offer for sale or sale of such Licensed Product in such country; or (c) the term for which a Valid Claim under the (i) [**] or (ii) [**].

1.110    “SEC Filing” has the meaning set forth in Section 10.3(f).

1.111    “SEC Filing Comment Period” has the meaning set forth in Section 10.3(f).

1.112    “Sole Invention” has the meaning set forth in Section 9.1(c).

1.113    “Sublicensee” means a Third Party to whom Regeneron or its Affiliate shall have granted a license or sublicense under Collaborator Intellectual Property pursuant to Section 7.8.

1.114    “Supply Requirements” means Finished Product and placebo, in form and quantities required by a Party or the Parties for activities under the Collaboration Plan and Regulatory, Support and Analytical Activities, including the conduct of research, pre-clinical studies, IND Enabling GLP Toxicology Studies and the Collaboration Clinical Trial.

1.115    “Tax” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

1.116    “Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.

1.117    “Technology Transfer” has the meaning set forth in Section 4.3.

1.118    “Term” has the meaning set forth in Section 14.1.

1.119    “Territory” means all countries in the world except for those countries or [**].

1.120    “Therapeutic Invention” means a Collaboration Invention [**].

1.121    “Third Party” shall mean an entity or person that is not a Party or an Affiliate of a Party.

1.122    “Third Party Claims” has the meaning set forth in Section 13.1.

1.123    “Third Party Patent Licenses” has the meaning set forth in Section 8.4(b).

1.124    “Third Party Payment Reduction” has the meaning set forth in Section 8.4(b).

1.125    “Upstream Agreement Payments” has the meaning set forth in the Incept Agreement Appendix.

1.126    “Upstream Agreements” has the meaning set forth in Section 12.8(a).

1.127    “Valid Claim” means a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period).

ARTICLE 2

RESEARCH AND DEVELOPMENT

2.1    Performance. Each Party shall use Commercially Reasonable Efforts to perform the obligations ascribed to it under the Collaboration Plan, which is incorporated herein by reference. Each Party shall allocate such Personnel, equipment, facilities and other resources as are necessary for the performance of such obligations.

2.2    Costs. Except as expressly set forth in this Agreement or the Collaboration Plan, each Party shall be solely responsible for all internal and external costs (including Collaboration Costs) incurred by such Party in connection with this Agreement (including, with respect to Regeneron, costs incurred by Regeneron for research and pre-clinical studies to evaluate the first candidate formulation for Licensed Products). Collaborator shall reimburse Regeneron for Regeneron Reimbursable Costs in accordance with Section 8.6. For clarity, as between the Parties, except as expressly set forth in this Agreement, including in ARTICLE 4 and ARTICLE 9, all costs (including internal and external costs) incurred by Regeneron in conducting the development and commercialization of Licensed Products outside of or following the conduct of the Collaboration Plan or after the Collaboration Clinical Trial shall be the sole responsibility of Regeneron.

2.3    Collaboration Plan.

(a)    The initial Collaboration Plan contains research and evaluation activities prior to the initiation of any IND Enabling GLP Toxicology Studies, as well as a summary of the scope of the IND Enabling GLP Toxicology Studies and the Collaboration Clinical Trial and an estimated budget therefor. The Collaboration Plan may only be modified by the approval of the JRC.

(b)    In the event Regeneron exercises the Option, Regeneron will generate and present to the JRC in writing the proposed protocols and design for, and each Party’s designated responsibilities for the conduct of, IND Enabling GLP Toxicology Studies and the Collaboration Clinical Trial for any Licensed Products that were the subject of the activities previously conducted pursuant to the Collaboration Plan. Upon approval of the JRC, such protocols and designated responsibilities shall automatically and without further action of the Parties be deemed added to the Collaboration Plan. Regeneron will be solely responsible for conducting and funding the development and commercialization of Licensed Products following the Collaboration Clinical Trial.

2.4    Alternative Licensed Products. If the first candidate formulation of a Licensed Product provided by Collaborator under the Collaboration Plan fails to meet the applicable specifications or target criteria set forth in the Collaboration Plan, then, except as otherwise mutually agreed by the Parties, Collaborator shall generate and submit to the JRC a written plan to generate an alternative Licensed Product that meets such specifications and target criteria (“Alternative Licensed Product”). If Regeneron approves such plan, then Collaborator shall generate such Alternative Licensed Product. If the first Alternative Licensed Product fails to meet the applicable specifications or criteria set forth in the Collaboration Plan, then the research and development of other Alternative Licensed Products shall be subject to the mutual agreement of the Parties. Upon delivery of any Alternative Licensed Product(s) to Regeneron, the Collaboration Plan shall be automatically modified to apply to such Alternative Licensed Product(s) instead of the previous Licensed Product.

2.5    Use of Materials; Technology and Information. Regeneron shall not use Collaborator Material for any purpose other than for the performance of the Collaboration Plan or as otherwise permitted under this Agreement. Collaborator shall not use any Regeneron Material for any purpose other than for the performance of the Collaboration Plan or as otherwise permitted under this Agreement; and, except as expressly set forth in the Collaboration Plan, Collaborator will not administer any Regeneron Material in any animal model or for human use. Collaborator shall not use any technology, information or materials for the performance of the Collaboration Plan nor incorporate any technology, information or materials into any Licensed Product unless (a) Collaborator Controls such technology, information or materials and such use or inclusion of such technology, information or materials will not result in any payments (including any Additional Amounts) owed to any Third Party other than Incept (which payments or Additional Amounts owed to Incept are the sole responsibility of Collaborator) or (b) Regeneron consents in writing to the incorporation of such technology, information or materials as proposed by Collaborator. Following the expiration of the Option Period or any earlier termination of this Agreement, if Regeneron has not exercised the Option, then Regeneron shall return or destroy any Collaborator Material remaining in its possession, which destruction shall include, for clarity, any Licensed Product remaining in its possession. Following completion of all activities under the Collaboration Plan or any earlier termination of this Agreement, Collaborator shall return or destroy any Regeneron Material (other than any Research Results that Collaborator is entitled to continue to use under Section 10.5) remaining in its possession, and shall destroy any Licensed Product remaining in its possession.

2.6    Results and Reporting. The Parties will share Research Results through the JRC at regular intervals during the conduct of the Collaboration Plan.

2.7    Records; Inspection. Each Party shall maintain records of its work conducted under the Collaboration Plan in sufficient detail and in good scientific manner as will properly reflect all work done, Research Results achieved, and any inventions disclosed, conceived or reduced to practice in the performance of the Collaboration Plan. Each Party shall maintain such records during the term of this Agreement and for a period of [**] years thereafter.

ARTICLE 3

GOVERNANCE

3.1    Joint Research Committee. The performance of the activities described in the Collaboration Plan shall be governed by the Parties through a joint research committee (“Joint Research Committee” or “JRC”).

3.2    Responsibilities. The JRC shall have the responsibility to:

(a)    oversee, review and coordinate the performance of the Collaboration Plan;

(b)    agree on any modifications to the Collaboration Plan; and

(c)    make such other decisions as are expressly allocated to the JRC under this Agreement.

The JRC shall not have any authority beyond that set forth in this Section 3.2 and, in particular, shall not have any power to amend or modify the terms or provisions of this Agreement or to determine that a Party has fulfilled or breached any obligations under this Agreement.

3.3    Membership. The JRC shall be comprised of an equal number of representatives appointed from each Party. As of the Effective Date, the number of such representatives shall be three (3) from each Party. Each representative of a Party shall have relevant expertise (either individually or collectively) in the activities described in the Collaboration Plan. Any member of the JRC may designate a qualified substitute to attend and perform the functions of a member at any meeting of the JRC. Each Party may, in its reasonable discretion, invite non-member representatives of that Party to attend meetings of the JRC as non-voting participants, subject to the confidentiality obligations under this Agreement.

3.4    Replacements. Either Party may replace its respective JRC representatives with new persons (with appropriate expertise to replace the outgoing members) at any time, with prior written notice to the other Party.

3.5    Meetings. The JRC shall meet at least once every [**] months, unless otherwise agreed by the Parties. If possible, the meetings shall be held in person or where appropriate, by video or telephone conference. Unless otherwise agreed, the location of face-to-face meetings of the JRC shall alternate between the offices of Regeneron or its Affiliates and Collaborator or its Affiliates, with the first meeting to take place at [**] offices. The meetings of the JRC shall be chaired by each Party’s selected chairperson in an alternating fashion between the Parties, with [**] selected chairperson to chair the first meeting.

3.6    Decision Making. Except as otherwise provided herein, all decisions of the JRC shall be made by unanimous agreement, with each Party having one (1) vote. If the JRC cannot agree on a decision within [**] days of any matter being referred to it for action, at the written request of either Party, the issue shall be referred to the Executive Officers of Collaborator and Regeneron, who shall meet within [**] days (in person, by means of telephone conference, videoconference or other means of communication) and attempt in good faith to resolve such issue. If the Executive Officers cannot resolve any matter within [**] days after the date such matter is first referred to them, then the decision of Regeneron’s Executive Officer shall control. Notwithstanding any other provision of this Agreement to the contrary, in exercising such casting vote, Regeneron’s Executive Officer shall have no power to: (a) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; (b) modify or amend the terms and conditions of this Agreement; (c) make any determination that Collaborator has breached or that Regeneron has fulfilled its obligations under this Agreement; (d) make any decision (including any change to the Collaboration Plan) that imposes or is reasonably likely to cause a material increase in Collaborator’s costs or other obligations beyond those costs and obligations included in the then-effective Collaboration Plan and this Agreement; provided that, this Section 3.6(d) shall not apply to any decision (including any decision resulting in any change to the Collaboration Plan) that imposes or is reasonably likely to cause an increase in Regeneron Reimbursable Costs payable by Collaborator under Section 8.6, and subject to the limitations of Section 8.6, so long as such decision does not also impose or is not also reasonably likely to cause Collaborator’s other costs and obligations to be materially increased; (e) increase the Regeneron Reimbursable Costs Cap; (f) negate any consent rights or other rights specifically allocated to Collaborator under this Agreement; (g) require Collaborator to perform any act that it reasonably believes to be inconsistent with any Applicable Law or any approval, order, policy, guidelines of a Regulatory Authority or ethical requirements or ethical guidelines; (h) allocate intellectual property rights; or (i) resolve any matter regarding the interpretation of this Agreement or any other legal dispute.

3.7    Minutes. The Parties shall alternate responsibility for preparing and circulating minutes of JRC meetings setting forth an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JRC and a list of any issues to be resolved by the Executive Officers pursuant to Section 3.6, and [**] shall have the responsibility for such matters as to the first meeting. Such minutes shall be effective only after approval by both Parties. The Parties shall promptly discuss any matters arising from the minutes and finalize the minutes no later than the date of the next meeting of the JRC.

3.8    Expenses. Collaborator and Regeneron shall each bear all expenses of its JRC members related to their participation in the JRC and attendance at JRC meetings.

3.9    Disbanding. The JRC shall be disbanded upon the completion of the activities set forth in the Collaboration Plan.

ARTICLE 4

MANUFACTURING

4.1    Manufacturing Support; Collaboration Supply. Collaborator shall be responsible for the production and supply to Regeneron, using Bulk Product supplied to Collaborator by Regeneron, of the Supply Requirements. Within [**] days following the Effective Date (or such other mutually agreed timeframe), the Parties shall execute a definitive supply agreement and GMP quality agreement in connection with the manufacture and supply of the Supply Requirements. Supply Requirements shall meet the specifications set forth in such agreements. Collaboration Costs for the manufacture and supply of the Supply Requirements shall be borne solely by Collaborator; provided that Regeneron shall be responsible for Collaboration Costs for the manufacture of Bulk Product in sufficient quantities for Collaborator to generate Supply Requirements.

4.2    Clinical and Commercial Supply. Regeneron shall in good faith discuss with Collaborator the possibility of engaging Collaborator for the manufacture and supply of Licensed Product for clinical development and commercial use outside of the Collaboration Plan; provided that Collaborator’s manufacturing capabilities, processes and quality meet Regeneron’s clinical, regulatory, commercial and quality requirements for the clinical and commercial supply of Licensed Product.

4.3    Technology Transfer. Upon Regeneron’s request, Collaborator shall, at Regeneron’s expense, provide a second-source manufacturer selected by Regeneron and reasonably acceptable to Collaborator with all Collaborator Know-How and materials, as well as, at Regeneron’s expense, reasonable and timely assistance, as reasonably necessary to enable such second-source manufacturer to manufacture Collaborator Technology and to formulate Collaboration Therapeutic Molecule drug product with Collaborator Technology (the “Technology Transfer”), in each case, in order to complete clinical and commercial process development and engage in commercial manufacture and supply of Licensed Products that contain a Collaboration Therapeutic Molecule to Regeneron, its Affiliates or its or their Sublicensees. Notwithstanding the foregoing, if such a Technology Transfer is necessary due to any failure of Collaborator to manufacture or supply such Licensed Product in accordance with mutually agreed clinical, regulatory, commercial and quality requirements under a binding manufacture or supply agreement between the Parties, then the Technology Transfer shall be performed at Collaborator’s sole cost and may be performed directly to Regeneron. After the Technology Transfer to Regeneron or any second-source manufacturer, Regeneron shall be responsible, at its sole expense, for the manufacture and supply of such Licensed Products.

ARTICLE 5

REGULATORY AFFAIRS

5.1    Regulatory Matters. Regeneron shall be responsible for, and shall have the decision-making authority in respect of, preparing, prosecuting and maintaining in its name, all filings, applications, submissions, correspondence and other communications with Regulatory Authorities, INDs, BLAs and any Regulatory Approvals for Licensed Products in the Field. As between Regeneron and Collaborator, Regeneron shall own, in their entirety, (a) all clinical data and reports related to any Licensed Product, including those arising from clinical trials conducted for any Licensed Product, and (b) all Regulatory Approvals and applications therefor, including INDs, BLAs, approvals and applications. Notwithstanding the foregoing, Regeneron shall not undertake any of the activities described in this Section 5.1 prior to its exercise of the Option, without Collaborator’s prior written consent, such consent not to be unreasonably withheld.

5.2    Regulatory Cooperation; Right of Reference. Collaborator shall reasonably cooperate with Regeneron or its Affiliates (including for the benefit of Regeneron’s or any of its Affiliate’s Sublicensees), at Regeneron’s expense, in the responsibilities described above in Section 5.1, including filing drug master files Controlled by Collaborator or its Affiliates relating to Collaborator Technology with Regulatory Authorities in the Territory. Collaborator agrees to provide a letter of authorization to permit Regeneron, its Affiliates or, upon Regeneron’s request, its or their Sublicensees, to access and utilize such drug master files for use solely in connection with the development, manufacture or commercialization of Licensed Products. Collaborator shall provide Regeneron or its Affiliates (including for the benefit of Regeneron’s or any of its Affiliate’s Sublicensees) with such other information (or, to the extent the access and utilization of a drug master file is not legally permitted in any jurisdiction in the Territory, all information) reasonably available to Collaborator specifically relating to Collaborator Technology that is reasonably requested by Regeneron or its Affiliates (including for the benefit of Regeneron’s or any of its Affiliate’s Sublicensees) in connection with any regulatory submission for Regulatory Approval of any Licensed Product, including to the extent necessary to resolve issues or answer questions raised by the applicable Regulatory Authority. Collaborator hereby grants Regeneron and its Affiliates a non-exclusive, sublicensable “right of reference” (as defined in 21 C.F.R. § 314.3(b)) to any of Collaborator’s filings with any Regulatory Authority in order for any of Regeneron, its Affiliates or its or their Sublicensees to prepare, submit and maintain its own filings with any Regulatory Authority for any Licensed Product. Notwithstanding the foregoing, Regeneron agrees to (i) limit disclosed information relating to Collaborator Technology to only information that Regeneron (or such Affiliate or Sublicensee), in its reasonable discretion, deems to be required by the applicable Regulatory

Authority for such submissions, issues or questions or to obtain or maintain Regulatory Approvals, and (ii) to inform Collaborator prior to making any such disclosures and seek, and cooperate with Collaborator in seeking, a protective order, confidential treatment or other appropriate remedy (including redaction) to avoid and minimize public disclosure of such information relating to Collaborator Technology that is not then publicly available.

ARTICLE 6

PERFORMANCE STANDARDS

6.1    Affiliates. Each Party may carry out its obligations under this Agreement through its Affiliates and absolutely, unconditionally and irrevocably guarantees to the other Party prompt performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, neither Party shall cause or permit any Affiliate of such Party to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly and each Party shall be responsible under this Agreement for the acts, omissions and performance of its Affiliates performing work under this Agreement to the same extent it would if it had done such work itself.

6.2    Subcontracts. Each Party may perform any of its obligations under this Agreement through one or more subcontractors, provided that (a) the subcontracting Party remains responsible for the work allocated to, and payment to, such subcontractors as it selects to the same extent it would if it had done such work itself; (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information, that are substantially the same as those undertaken by the Parties pursuant to ARTICLE 10 hereof; and (c) the subcontractor agrees in writing to assign all inventions and intellectual property developed in the course of performing any such work under the Collaboration Plan or otherwise under this Agreement to the Party retaining such subcontractor, or as otherwise required under this Agreement and upon request to sign any documents to confirm or perfect such assignment and to cooperate in the preparation and prosecution of any such inventions. A Party may also subcontract work on terms other than those set forth in this Section 6.2, with the prior written approval of the other Party.

ARTICLE 7

OPTION AND LICENSES; EXCLUSIVITY AND DILIGENCE

7.1    Research License Grant by Regeneron. Regeneron grants to Collaborator a non-exclusive, worldwide, sublicensable (solely to subcontractors retained in accordance with Section 6.2), royalty-free license during the Term, under and to the Regeneron Intellectual Property, solely for the purpose of the performance of Collaborator’s obligations under the Collaboration Plan. The foregoing license shall expire upon completion of all activities under the Collaboration Plan.

7.2    Research License Grant by Collaborator. Collaborator grants to Regeneron a non-exclusive, worldwide, royalty-free, sublicensable (in accordance with Section 7.8), license during the Term, under and to the Collaborator Intellectual Property, solely for the purpose of the performance of Regeneron’s activities included under the Collaboration Plan (or necessary to perform such activities) and Regulatory, Support and Analytical Activities (the “Research License”). The Research License shall expire upon expiration of the Option Period.

7.3    Pre-Option Exclusivity. During the Exclusive Option Period, neither Collaborator nor any of its Affiliates shall, [**].

7.4    Option. Collaborator hereby grants to Regeneron an option (the “Option”) to enter into the Commercial License. The Option shall be exercisable by Regeneron at any time during the Option Period, by notifying Collaborator of such exercise in writing and paying the fee set forth in Section 8.1. During the Exclusive Option Period, the Option shall be exclusive, meaning that Regeneron shall have the sole right to exercise the Option and enter into the Commercial License and Collaborator shall not grant to any Third Party during such period any option, license or other rights that would limit or prohibit Collaborator’s ability to grant the Commercial License to Regeneron. During the Non-Exclusive Option Period, the Option shall be non-exclusive, meaning that the Option shall terminate and not be available for exercise upon Collaborator entering into an agreement with a Third Party during the Non-Exclusive Option Period that would prevent it from granting the Commercial License to Regeneron (a “Conflicting Agreement”). During the Non-Exclusive Option Period, if Collaborator receives any good faith, bona-fide written proposal for a Conflicting Agreement (whether set forth in a term sheet, letter of intent, memorandum of understanding, or similar document) from any Third Party, then Collaborator shall notify Regeneron of such events in writing and Regeneron shall have the opportunity (which shall be no less than [**] days) to exercise the Option.

7.5    Commercial License. Upon exercise of the Option, Collaborator grants to Regeneron an exclusive (even as to Collaborator), sublicensable (through multiple tiers and in accordance with Section 7.8) license under the Collaborator Intellectual Property to research, develop, make (and have made), use, sell, offer for sale, and import Licensed Products in the Field in the Territory (the “Commercial License”). [**].

7.6    Post-Option Period Exclusivity. In the event Regeneron exercises the Option, neither Collaborator nor any of its Affiliates will, [**]; provided that, Collaborator shall [**] of this Section 7.6 [**]. In the event of any Change of Control of Collaborator, the foregoing covenant by Collaborator and its Affiliates will not apply to a Competing Product that is in advanced pre-clinical development (i.e., at least at the state where a lead clinical candidate has been identified), clinical development, subject to an IND filing, under review for Regulatory Approval or being commercialized by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of Collaborator prior to the Change of Control), prior to the closing of such Change of Control (such Competing Product, an “Acquirer Competing Product”); provided that (i) Collaborator[**] in connection with this Agreement and [**] pursuant to this Agreement. [**] this Section 7.6[**] of this Section 7.6.

7.7    Diligence. Following the exercise of the Option, Regeneron shall use Commercially Reasonable Efforts to research, develop and commercialize at least one Licensed Product. For purposes of this Section 7.7, Commercially Reasonable Efforts shall be deemed not to have been met by Regeneron if the first dose of a Licensed Product in the first clinical trial after the Collaboration Clinical Trial has not occurred by the earlier of (a) [**] after completion of the Collaboration Clinical Trial for such Licensed Product or (b) [**] after the initiation of IND Enabling GLP Toxicology Studies for such Licensed Product; provided that, the time periods in subclauses (a) and (b) above shall be (i) extended and shall not expire if and for so long as Regeneron has not ceased research and development of all Licensed Products without plans to resume such activities with respect to at least one Licensed Product within the succeeding [**] and (ii) tolled during any period of time that any clinical trial for a Licensed Product is ceased or delayed due to (1) communications from a Regulatory Authority or (2) development of a delivery device intended for commercial Licensed Product that is to be used to in a clinical trial for such Licensed Product; provided that Regeneron is using commercially reasonable efforts to resume such clinical trial or develop such device, as applicable. Commercially Reasonable Efforts shall apply on a Territory-wide basis and not on a country-by-country or jurisdiction-by-jurisdiction basis, meaning that the failure to use Commercially Reasonable Efforts to develop or commercialize a Licensed Product in a particular country shall not be deemed a breach of this Section 7.7, unless such failure amounts to a failure to use Commercially Reasonable Efforts in the Territory as a whole. Within [**] days after filing of a BLA for a Licensed Product, and at least [**] thereafter, the Parties shall meet and Regeneron shall provide Collaborator with a summary and update of commercialization activities and plans.

7.8    Sublicensing by Regeneron. Regeneron shall have the right, in its reasonable discretion, to sublicense the Research License to its wholly-owned Affiliates and the Commercial License to its Affiliates and any Third Party, through multiple tiers. Regeneron shall remain liable for any breach of this Agreement by its Sublicensees and Affiliates.

ARTICLE 8

FINANCIAL TERMS

8.1    Option Exercise Fee. Within [**] days of the exercise of the Option, Regeneron shall pay to Collaborator Ten Million Dollars ($10,000,000).

8.2    Milestone Payments. Regeneron shall notify Collaborator of the achievement by Regeneron, its Affiliate or Sublicensee of each milestone event set forth in Section 8.2.1 or 8.2.2 below and shall pay Collaborator the corresponding milestone payment within [**] days after such achievement; provided that, if the First Development Milestone is achieved, but not pursuant to the proviso in the definition of “First Development Milestone” (i.e., [**]), then Regeneron, in its sole discretion, may elect either to pay or not to pay the First Development Milestone, and the notice described in this Section 8.2 shall include such election. If Regeneron elects not to pay the First Development Milestone, then Collaborator shall have the right to terminate this Agreement pursuant to Section 14.2.4.

8.2.1    Development Milestones. Subject to the proviso in Section 8.2, Regeneron shall pay to Collaborator the milestone payments described in this Section 8.2.1 upon achievement (first occurrence) of the corresponding milestone event on a Licensed Product-by-Licensed Product basis (i.e., payable for each Licensed Product that achieves such milestone).

Development Milestone Event	Milestone Payment
First Development Milestone	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])
The First Commercial Sale of a Licensed Product	One Hundred Million Dollars ($100,000,000)

Each milestone payment payable by Regeneron pursuant to this Section 8.2.1 shall be payable only once for each Licensed Product; provided that, if any Licensed Product achieves any development milestone event and the development or commercialization of such Licensed Product is subsequently ceased and another Licensed Product Directed to the same Licensed Target as the ceased Licensed Product is substituted for such ceased Licensed Product, then, with respect to the substitute Licensed Product, payments for the achievement of the same milestone events that were achieved by such ceased Licensed Product and paid by Regeneron shall not be payable. In addition, if for any reason a milestone event corresponding to a milestone payment in the table above does not occur prior to the occurrence of the next sequential milestone event in the table above (e.g., [**]), then such prior non-occurring milestone event shall be deemed to occur concurrently with the occurrence of such next sequential milestone event.

[**].

8.2.2    Sales Milestones. Regeneron shall pay to Collaborator the milestone payments described in this Section 8.2.2 upon achievement (first occurrence) of the corresponding sales milestone event.

Sales Milestone Event	Milestone Payment
The first occasion that aggregate annual Net Sales of all Licensed Products in a calendar year in the Territory exceed [**] Dollars ($[**])	[**] Dollars ($[**])
The first occasion that aggregate annual Net Sales of all Licensed Products in a calendar year in the Territory exceed [**] Dollars ($[**])	[**] Dollars ($[**])

Each milestone payment payable by Regeneron pursuant to this Section 8.2.2 shall be payable only once for all Licensed Products. If for any reason a sales milestone event corresponding to a milestone payment in the table above does not occur prior to the occurrence of the next sequential milestone event in the table above (e.g., aggregate annual Net Sales for all Licensed Products in a calendar year exceeds $[**], but the milestone for annual Net Sales exceeding $[**] was not previously paid), then such prior non-occurring milestone event shall be deemed to occur concurrently with the occurrence of such next sequential milestone event.

8.3    Royalties. Regeneron shall pay to Collaborator, on a Licensed Product-by-Licensed Product basis, a royalty on the Net Sales of each Licensed Product in the Territory as described in this Section 8.3. A royalty shall only be payable on Net Sales of a Licensed Product in any country in the Territory that occur during the Royalty Term for such Licensed Product in such country.

(a)    A royalty in the amount of [**] percent ([**]%) on the portion of Net Sales that occur in the Territory less than or equal to [**] Dollars ($[**]) within a calendar year.

(b)    A royalty in the amount of [**] percent ([**]%) on the portion of Net Sales that occur in the Territory over [**] Dollars ($[**]) but less than or equal to [**] Dollars ($[**]) within a calendar year.

(c)    A royalty in the amount of [**] percent ([**]%) on the portion of Net Sales that occur in the Territory over [**] Dollars ($[**]) but less than or equal to [**] Dollars ($[**]) within a calendar year.

(d)    A royalty in the amount of [**] percent ([**]%) on the portion of Net Sales that occur in the Territory over [**] U.S. Dollars ($[**]) within a calendar year.

8.4    Royalty Reductions & Adjustments.

(a)    In the event that Net Sales of a Licensed Product occur in any country during the Royalty Term, but in a period when no Valid Claim exists in such country under (i) the [**] that, but for the licenses granted by this Agreement, would be infringed by the importing, selling or offering for sale of such Licensed Product in such country or (ii) [**] that remains in effect and Covers the importing, offer for sale or sale of such Licensed Product in such country, then the royalty rate for royalties payable to Collaborator under Section 8.3 with respect to such Net Sales shall be reduced by [**] percent ([**]%).

(b)    In the event that Regeneron enters into one or more Patent licenses from any Third Party in order to make, use, sell, offer for sale or import a Licensed Product in any country in the Territory and such license is [**] (hereinafter “Third Party Patent Licenses”), then [**] percent ([**]%) of [**] (“Third Party Payment Reduction”) shall be creditable against the royalty payments due to Collaborator based on Net Sales of such Licensed Product in such country under Section 8.3; provided, however, that no such credit may reduce any royalty payment by more than [**] percent ([**]%) of the royalty payment that would have been due absent this Section 8.4(b).

(c)    In the event that any Third Party sells a Competing Product to any Licensed Product in any country in the Territory without the approval of, or the grant of a license from, Regeneron: (i) at the time of [**], then the royalty rate for royalties payable to Collaborator under Section 8.3 for Net Sales of the applicable Licensed Product shall be reduced by [**]%; or (ii) at any subsequent time and, following the first commercial sale of such Competing Product in such country, [**], the royalty rate for royalties payable to Collaborator under Section 8.3 for Net Sales of the applicable Licensed Product in such country shall be reduced by [**] percent ([**]%).

(d)    If, in any Calendar Quarter any of the royalty reductions described in Sections 8.4(a), 8.4(b) or 8.4(c) apply in one or more but not all countries in the Territory and Net Sales in the Territory in such Calendar Quarter exceed one or more of the royalty percentage tiers described in Section 8.3, then such royalty reductions shall be applied to Net Sales in each such percentage tier in the same proportion as (i) the Net Sales to which such royalty reductions apply bear to (ii) the aggregate Net Sales subject to royalty payments in such Calendar Quarter.

(e)    In no event shall the royalties paid by Regeneron to Collaborator in any Calendar Quarter be reduced pursuant to Sections 8.4(a), 8.4(b) and/or 8.4(c) to less than [**] percent ([**]%) of the amounts that would be owed in the absence of such reductions. [**].

8.5    Royalty Reports and Payments. Commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product by Regeneron its Affiliates or Sublicensees occurs, until the Calendar Quarter in which the expiration of the Royalty Term for all Licensed Products in the Territory occurs, Regeneron shall make written reports to Collaborator within [**] days after the end of each such Calendar Quarter, stating in each such report the Net Sales in Dollars of each Licensed Product sold during such Calendar Quarter by Regeneron, its Affiliates or Sublicensees and the calculation of royalty payments due to Collaborator on such Net Sales. Regeneron shall pay to Collaborator the total royalties, if any, due for the period of the report required in this Section 8.5, within [**] days following delivery of such report. If no royalties are due, Regeneron shall so report. An example of the report required by this Section 8.5, including examples of the calculation of royalties and royalty reductions, is set forth in the Royalty Calculation Appendix attached hereto.

8.6    Regeneron Reimbursable Cost Reporting and Reimbursement. For each Calendar Quarter commencing with the first Calendar Quarter in which Regeneron Reimbursable Costs are incurred by Regeneron, Regeneron shall provide to Collaborator within [**] days following the end of each such Calendar Quarter a written report (in electronic form) summarizing the material activities undertaken by Regeneron during such Calendar Quarter together with a statement of the corresponding Regeneron Reimbursable Costs incurred by Regeneron during such Calendar Quarter. Within [**] days following the delivery of the report required by this Section 8.6, Collaborator shall pay to Regeneron the total undisputed amount of Regeneron Reimbursable Costs specified in such report. Notwithstanding the foregoing, Collaborator shall not be obligated to pay Regeneron Reimbursable Costs if and to the extent such payment would result in the aggregate amount of Collaborator’s payments under this Section 8.6 to exceed the Regeneron Reimbursable Costs Cap.

8.7    Audit Rights. Collaborator shall have the right to audit Regeneron’s and its Affiliates’ records relating to royalty reports and Regeneron Reimbursable Cost reports at Collaborator’s own expense, but only to the extent such records are reasonably required to verify the royalties or Regeneron Reimbursable Costs payable under this Agreement. Collaborator shall have the right to engage an independent, certified, internationally-recognized public accounting firm reasonably acceptable to Regeneron to inspect Regeneron’s relevant records; provided, however, that such auditor shall not disclose Regeneron’s Confidential Information to Collaborator, except to the extent such disclosure is necessary to verify the amount of royalties or Regeneron Reimbursable Costs due under this Agreement. Collaborator may exercise such inspection right upon reasonable advance notice to Regeneron and only during normal business hours during the term of this Agreement and within [**] years after its termination or expiration. Such inspections may be exercised [**], within [**] years after the applicable payment was made to which such records relate, and any data and information relating to any particular payment shall be audited only once. Any amounts shown to be owing by any such audit by one Party to the other shall be paid promptly, together with interest calculated as set forth in Section 8.9. If any audit reveals an underpayment or overcharge by Regeneron that exceeds [**] percent ([**]%) of the amount actually due to or payable by Collaborator in respect of any Calendar Quarter, then Regeneron shall pay Collaborator’s expenses for the audit in addition to the underpaid or overcharged amount.

8.8    Payments. All payments under this Agreement shall be made in U.S. Dollars by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. In those cases where the amount due in U.S. Dollars is calculated based upon one or more currencies other than U.S. Dollars, such amounts shall be converted to U.S. Dollars at the average rate of exchange for the Calendar Quarter to which such payment relates using the arithmetic mean of the daily rate of exchange (Mid Price Close), as reported in Thomson Reuters Eikon, or any other source as agreed to by the Parties.

8.9    Late Payments. The paying Party shall pay interest to the other Party on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate equal to the one month London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted on Thomson Reuters Eikon, or any other source as agreed to by the Parties, effective from the date on which the payment was due, [**] unless such payments are disputed in good faith. The Parties agree that if there is a good faith dispute regarding any payment amount, (a) only the disputed amount shall be withheld from the payment and the undisputed amount shall be paid within the timeframes set forth in this ARTICLE 8 and (b) this provision shall not apply to such disputed amount during the pendency of such dispute.

8.10    Tax. Regeneron will make all payments to Collaborator under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding for Taxes is required by Applicable Laws. Any Tax required to be withheld under Applicable Laws on amounts payable to Collaborator under this Agreement will promptly be paid by Regeneron on behalf of Collaborator to the appropriate Governmental Authority, and Regeneron will furnish Collaborator with proof of payment of such Tax as soon as practicable. Any such Tax required to be withheld will be an expense of and borne by Collaborator. The Parties will cooperate to secure a reduction in the rate of applicable Taxes withheld. Regeneron will make payments to Collaborator under this Agreement from an entity domiciled in the United States, Ireland, or any jurisdiction that does not require withholding for payments to the United States.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1    Ownership of Newly Created Intellectual Property. Collaboration Inventions shall be owned as set forth in this Section 9.1.

(a)    Collaborator shall solely own all Collaborator Technology Inventions, regardless of inventorship.

(b)    Regeneron shall solely own all Therapeutic Inventions, regardless of inventorship.

(c)    With regards to Collaboration Inventions that are neither Collaborator Technology Inventions nor Therapeutic Inventions (“Other Collaboration Inventions”), as between the Parties, each Party shall solely own all such Other Collaboration Inventions and intellectual property rights therein (including Know-How, Patents and copyrights) that are conceived or made solely by employees, sublicensees, independent contractors, agents or consultants of such Party or its Affiliates, or other individuals having an obligation to assign such Other Collaboration Inventions solely to such Party or its Affiliates or for which ownership vests in such Party or its Affiliates by operation of law (such employees, sublicensees, independent contractors, agents, consultants or other individuals, “Personnel,” and such Other Collaboration Inventions, “Sole Inventions”). Sole Inventions conceived or made solely by Personnel of Collaborator or its Affiliates or for which ownership vests in Collaborator or its Affiliates by operation of law are referred to herein as “Collaborator Sole Inventions.” Sole Inventions made solely by Personnel of Regeneron or its Affiliates or for which ownership vests in Regeneron or its Affiliates by operation of law are referred to herein as “Regeneron Sole Inventions.”

(d)    With regards to Other Collaboration Inventions that are conceived or made jointly by Personnel of Collaborator or its Affiliates or for which ownership vests in Collaborator or its Affiliates by operation of law, on the one hand, and by Personnel of Regeneron or its Affiliates or for which ownership vests in Regeneron or its Affiliates by operation of law, on the other hand, the Parties shall jointly own all such inventions and intellectual property rights therein (including Know-How, Patents and copyrights), with each Party having an equal, undivided interest therein (“Joint Inventions”).

(e)    Inventorship of Collaboration Inventions shall be determined in accordance with United States patent laws.

(f)    To the extent that (i) any right, title or interest in or to any Collaboration Invention vests in a Party or its Affiliate, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement or (ii) [**]), then such Party (or its Affiliate) shall, and hereby does, irrevocably assign to the other Party such of its right, title and interest in and to such Collaboration Invention or [**], and all intellectual property rights therein and thereto, to the other Party to the extent required to effect the foregoing ownership principles without the need for any further action by any Party.

(g)    Each Party shall have an equal, undivided interest in Joint Inventions, which may be sublicensed to Third Parties, and any ownership rights therein may be transferred, in whole or in part, by each Party without consent of the other Party, unless otherwise prohibited by this Agreement and subject to any licenses thereunder granted under this Agreement; provided, however, that [**] nothing in this ARTICLE 9 shall relieve a Party or its Affiliates of their obligations under ARTICLE 10 with respect to Confidential Information of any Party provided by the other Party or such other Party’s Affiliates. Neither Party hereto shall have the duty to account to the other Party for any revenues, profits or rights obtained from any transfer of its interest in, or its use, sublicense or other exploitation of, a Joint Invention outside the scope of this Agreement. To the extent necessary to effect the intent of this Section 9.1(g), each Party grants to the other Party a nonexclusive, royalty-free, worldwide, sublicensable license under such Party’s interest in Joint Inventions, and all intellectual property rights therein, to make, use, sell, offer for sale and import the relevant Joint Invention, for all purposes.

9.2    Prosecution and Maintenance of Patents.

(a)    Subject to this Section 9.2, (i) Collaborator, at its own expense, shall have the right to prepare, file, prosecute and maintain Patents claiming Collaborator Technology Inventions and Collaborator Sole Inventions, (ii) Regeneron, at its own expense, shall have the right to prepare, file, prosecute and maintain Patents claiming Therapeutic Inventions and Regeneron Sole Inventions and (iii) Regeneron, [**], shall have the right to prepare, file, prosecute and maintain the Joint Patents.

(b)    Subject to Section 9.2(c), Collaborator, by counsel it selects, shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Collaborator Patents in the countries mutually agreed upon by the Parties. Collaborator shall keep Regeneron reasonably informed regarding the status of such activities. Collaborator shall have the sole right to make any final decisions regarding the filing, prosecution and maintenance of the Collaborator Patents, subject to Section 9.2(c). [**].

(c)    In the event that Collaborator desires to abandon, withdraw or otherwise discontinue the maintenance or prosecution of any Collaborator Patent in the Territory, Collaborator shall provide reasonable prior written notice to Regeneron of such intention (which notice shall, in any event, be given no later than [**] days prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office). Regeneron shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Collaborator’s name [**].

(d)    Subject to Section 9.2(e), Regeneron, [**], in consultation with Collaborator, shall be responsible for the preparation, filing, prosecution and maintenance of the Joint Patents. Regeneron shall provide Collaborator with [**]. Regeneron shall [**]. Collaborator and Regeneron shall [**]; provided if they do [**], Regeneron shall have [**]. Regeneron shall [**]; provided that Regeneron shall not amend or cancel any claim that would materially affect the scope of any Joint Patents (including substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent, abandoning any such Joint Patent, withdrawing any such Joint Patent, disclaiming any term of such Joint Patent, or not filing or perfecting the filing of any such Joint Patent in any country) without the prior written consent of Collaborator (provided that, if Collaborator [**], Collaborator shall [**], except that Regeneron [**] pursuant to this Section 9.2(d).

(e)    In the event that Regeneron desires to abandon, withdraw or otherwise discontinue the maintenance or prosecution of any Joint Patent in the Territory, Regeneron shall provide reasonable prior written notice to Collaborator of such intention (which notice shall, in any event, be given no later than [**] days prior to the next deadline for any action that may be taken with respect to such Patents with the applicable patent office) and Collaborator shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in the Parties’ names [**].

(f)    If Collaborator desires to file a patent application that includes the [**], then Collaborator shall [**] Regeneron, at least [**] days prior to the anticipated filing date, [**].

(i)	In the event Collaborator desires to file a patent application, in accordance with Collaborator’s rights under this Agreement, [**], Collaborator shall [**] Regeneron, at least [**] days prior to the anticipated filing date, [**]. In the event that, during such [**] day period, Regeneron [**] Collaborator that such patent application [**], then Collaborator shall, [**], and Collaborator and Regeneron shall [**]. For clarity, Collaborator shall [**].

(ii)	In the event Regeneron desires to file a patent application, in accordance with Regeneron’s rights under this Agreement, [**], Regeneron shall [**] Collaborator, at least [**] days prior to the anticipated filing date, [**]. In the event that, during such [**] day period, Collaborator [**] Regeneron that such patent application [**], then Regeneron shall, [**], and Collaborator and Regeneron shall [**]. For clarity, Regeneron shall [**].

(g)    Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of Patents pursuant to this Section 9.2, including the execution of all such documents and instruments and the performance of such acts (and causing its relevant Personnel to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution or maintenance of Patents, including those Patents either Party has elected not to pursue as provided for in Sections 9.2(c) and (e).

9.3    Administrative Patent Proceedings.

(a)    Each Party shall notify the other within [**] days of receipt by such Party of information concerning the request for, or filing or declaration of, any reissue, re-examination, post-grant review, inter partes review, interference, opposition, derivation proceeding or supplemental examination or other administrative proceeding relating to [**]. The Parties shall thereafter [**]. Subject to Section [**], as applicable, and [**], by Collaborator [**]. Collaborator and Regeneron shall [**], in which case the [**]. In the [**]. Collaborator shall [**]. Neither Party shall [**].

(b)    When any proceeding under Section 9.3(a) involves Patents involved in an Infringement Action under Section 9.4, any decisions on whether to initiate or how to respond to such a proceeding, as applicable, and the course of action in such proceeding shall be made by the Party controlling such Infringement Action, in consultation with the other Party[**].

9.4    Third Party Infringement.

(a)    Each Party shall promptly report in writing to the other Party during the Term any known or suspected infringement by a Third Party of [**] in the Field, in each case of which such Party becomes aware and shall provide the other Party with all evidence supporting or relating to such infringement in its possession. In the event either Party initiates a proceeding pursuant to this Section 9.4, the other Party shall cooperate fully and provide all assistance reasonably requested by the initiating Party, including [**]

(b)    [**].

(c)    Each of the Parties [**].

(d)    Except as set forth in Section 9.4(d), Collaborator shall have [**] as Collaborator, [**].

(e)    If Collaborator [**], or if Collaborator [**], then Regeneron may [**]. Regeneron shall thereafter [**]; provided, however, that Regeneron shall [**]. Notwithstanding the foregoing, if a Regeneron [**], then (i) the Parties will [**], Regeneron shall [**].

(f)    Subject to Section 9.4(f), Regeneron shall [**]. The Parties shall [**].

(g)    If Regeneron [**], or if Regeneron otherwise [**], then Collaborator may thereafter [**]. Collaborator shall thereafter have [**].

(h)    The Party [**] in accordance with this Section 9.4, then, after [**].

(i)    In the event a Party [**] in accordance with this Section 9.4, the other Party shall [**].

(j)    Notwithstanding anything in this Section 9.4 to the contrary, [**] in accordance with this Section 9.4 shall [**].

9.5    Incept Agreement. Within [**] days following the Effective Date (or within such other timeframe mutually agreed to by the Parties), Regeneron and Incept shall enter into a separate agreement that includes provisions described in the Incept Agreement Appendix.

ARTICLE 10

CONFIDENTIALITY

10.1    Non-use and Non-disclosure of Confidential Information. During the Term, and for a period of [**] years thereafter, a Party shall (a) except to the extent permitted by this Agreement or for the exercise of rights permitted by this Agreement or otherwise agreed to in writing with the other Party, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (b) except in connection with activities contemplated by this Agreement or the exercise of rights permitted by this Agreement or in order to further the purposes of this Agreement or as otherwise agreed to in writing with the other Party, not use for any purpose any Confidential Information of the other Party; and (c) take all reasonable precautions to protect the Confidential Information of the other Party (including precautions consistent with those a Party employs with respect to its own confidential information of a similar nature and in no event less than reasonable precautions to assure that no unauthorized use or disclosure is made by others to whom access to the Confidential Information of the Party is granted). Confidential Information includes “Confidential Information” under the Prior Agreements and, beginning on the Effective Date, this ARTICLE 10 shall govern such information and shall supersede the confidentiality and non-use provisions of the Prior Agreements.

10.2    Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this ARTICLE 10 to the contrary, the obligations of Section 10.1 shall not apply to information to the extent that such information:

(a)    was already known to the receiving Party, other than under an obligation of confidentiality to the other Party or its Affiliates, at the time of receipt by the receiving Party, as demonstrated by the receiving Party’s written records;

(b)    was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party in breach of this Agreement;

(d)    was received by the receiving Party from a Third Party who the receiving Party does not know to be under an obligation of confidentiality to the disclosing Party with respect to such information;

(e)    was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party, as demonstrated by the receiving Party’s written records; or

(f)    was released from the restrictions set forth in this Agreement by express prior written consent of the disclosing Party.

10.3    Authorized Disclosures of Confidential Information. Notwithstanding the foregoing, a Party may use and disclose the Confidential Information of the other Party as follows:

(a)    to the extent required by law, rule, governmental regulation or request from a Governmental Authority, including as may be required in connection with any filings made with, or by the disclosure policies of, a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party shall (i) use all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and (ii) whenever possible, request confidential treatment of such information;

(b)    subject to Sections [**] and [**], to the extent such use and disclosure is reasonably required in the filing, prosecution, maintenance or publication of any patent application or patent on inventions;

(c)    as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for Licensed Products, provided that the receiving Party shall take all reasonable steps to limit disclosure of the Confidential Information outside the applicable Regulatory Authority and to otherwise maintain the confidentiality of the Confidential Information in accordance with this Agreement;

(d)    in a legal proceeding to enforce compliance with the terms and conditions of this Agreement;

(e)    to the extent necessary, to Affiliates, employees, consultants, agents, professional advisors (including, attorneys, accountants and actual and prospective investment bankers), attorneys, contractors, and clinicians and to actual or potential Sublicensees, licensees, collaborators, vendors, acquirers, merger partners and sources of financing, in each case, under obligations of confidentiality at least as restrictive as those used by the receiving Party to protect its own proprietary or confidential information, but no less restrictive than standard practice in the biotechnology industry, in each case who have a need to know such information (i) in connection with such Party performing its obligations or exercising its rights under this Agreement or, (ii) with respect to actual or potential acquirers, merger partners and sources of financing only, for the purpose of evaluating and entering into a transaction with such party; or

(f)    a Party may disclose the existence and terms of this Agreement where required, as reasonably determined by the legal counsel of the disclosing Party, by Applicable Law or by applicable stock exchange regulation, although, to the extent practicable, the other Party shall, subject to the next sentence of this Section 10.3(f), be given at least [**] Business Days’ advance written notice of any such required disclosure to comment and the disclosing Party shall reasonably consider such comments provided by such other Party on the proposed disclosure. In case either Party is obliged to publicly disclose or file this Agreement as a “material agreement” in accordance with Applicable Law or applicable stock exchange regulations (“SEC Filing”), this Agreement shall be redacted by the filing Party to the extent permissible upon the advice of legal counsel, and the filing Party shall provide the other Party a copy of such redacted Agreement as soon as reasonably available prior to the date of filing, but in no event later than [**] Business Days in advance of such SEC Filing to enable the other Party to review and comment on the scope of such redaction (such [**] Business Day period, the “SEC Filing Comment Period”). The filing Party shall consider the comments of the reviewing Party in good faith. The filing Party shall not be obligated to accept comments contrary to the advice of its legal counsel. With respect to any comments of the reviewing Party made prior to the expiration of the first [**] days of the SEC Filing Comment Period, (a) the filing Party shall promptly notify the reviewing Party of any unaccepted comments and (b) the filing Party shall make a member of its senior management (senior vice president or above, and having decision-making authority over the content of the SEC Filing) and securities counsel available for a discussion with the reviewing Party’s senior management and securities counsel to resolve such comments no later than [**] days prior to the expiration of the SEC Filing Comment Period. Notwithstanding the foregoing, neither Party shall be required to again provide to the other Party for comment and review any proposed redacted Agreement in connection with an SEC Filing where such redactions have previously been publicly disclosed or filed in accordance with this Section 10.3(f). The Parties acknowledge that Collaborator intends to file a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934 in connection with the entry into this Agreement (the “Form 8-K”). Collaborator agrees that the Form 8-K shall be in the form set forth on the 8-K Exhibit to this Agreement.

10.4    Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties but can be disclosed as provided under Section 10.3.

10.5    Research Results. Research Results are the Confidential Information of Regeneron. Regeneron hereby consents to Collaborator’s use and disclosure of Research Results solely as described in this Section 10.5. Collaborator may use Research Results for (a) conducting its activities related to this Agreement, (b) [**], and, (c) subject to Section 9.2(f) and Section 9.2(g), the filing and prosecution of Patents claiming Collaborator Technology Inventions or Collaborator Sole Inventions or, subject to Section 9.2(d) and Section 9.2(e), Joint Patents. Collaborator may disclose Research Results [**] to Third Parties; provided that, (x) such disclosure is subject to confidentiality restrictions at least as restrictive as those contained herein and any Publication of such Research Results is subject to the same consent and review rights as set forth in Section 11.2 (to the same extent as if Collaborator were making such Publication), (y) the identity of any Licensed Target, Collaboration Therapeutic Molecule, or Licensed Product has been removed and (z) any mention of Regeneron in relation to such Research Results has been removed.

10.6    No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted hereunder, under any Patent, trade secret or other rights now or hereinafter held by the disclosing Party.

ARTICLE 11

PUBLICITY; PUBLICATIONS

11.1    Publicity. Except as permitted in ARTICLE 10 or this Section 11.1, neither Party shall issue any press release or other public announcement concerning this Agreement without the prior written approval of the other Party.

11.1.1    By Regeneron. Regeneron may issue any press release or other public announcement concerning any Licensed Product following its exercise of the Option and payment of the Option Exercise Fee, provided that Regeneron shall use reasonable efforts to give Collaborator a reasonable opportunity to review and comment on the contents of each such press release prior to its issuance and Regeneron shall give good faith consideration to Collaborator’s comments that are submitted to Regeneron within [**] Business Days of Regeneron’s provision of the draft press release or other public announcement, or such shorter period as Regeneron has been advised by legal counsel, otherwise Collaborator’s review and comment rights shall be deemed waived with respect to such press release or public announcement.

11.1.2    By Collaborator. Collaborator may issue the press release set forth in the Initial Press Release Appendix attached hereto following the Effective Date. Collaborator may issue additional press releases regarding Regeneron’s exercise of the Option, achievement of any development or sales milestone event hereunder, or receipt of any Regulatory Approval of any Licensed Product, provided that Collaborator gives Regeneron a reasonable opportunity to review and comment on the contents of each such press release prior to its issuance and Collaborator shall give good faith consideration to Regeneron’s comments that are submitted to Collaborator within [**] Business Days of Collaborator’s provision of the draft press release or other public announcement, or such shorter period as Collaborator has been advised by legal counsel, otherwise Regeneron’s review and, comment rights shall be deemed waived with respect to such press release or public announcement. Notwithstanding the foregoing, Collaborator shall not be permitted to make any press release or other public disclosure that includes non-public information relating to a Licensed Product (other than the achievement of any development or sales milestone event hereunder) without Regeneron’s prior written consent.

11.2    Publications. Neither Party shall disclose to Third Parties any papers, presentations, posters, slides, abstracts, manuscripts, marketing materials, or make any other similar disclosure to Third Parties (“Publication”) that (a) includes Research Results, identifies the other Party or any Licensed Product or, in the case of Collaborator, discloses the fact that Regeneron is pursuing any Licensed Product or (b) otherwise concerns any aspect of this Agreement or the activities performed hereunder (except to the extent expressly permitted by the terms of this Agreement), in each case, without the express written consent of the other Party. Regeneron shall be permitted to make any Publication concerning any Licensed Product following its exercise of the Option without restriction except as to Confidential Information of Collaborator as provided below. With respect to any Publication proposed by Regeneron which utilizes Research Results, Collaborator shall have the right to review any such Publication. Regeneron shall submit to Collaborator the proposed Publication at least [**] calendar days prior to the date of submission for publication or the date of presentation, whichever is earlier. Collaborator shall review such submitted materials and respond to Regeneron within a reasonable time, but in any case within [**] calendar days of receipt thereof. At the option of Collaborator, Regeneron shall (i) delete from such proposed publication or presentation any Confidential Information of Collaborator or (ii) delay the date of submission or presentation for a period of time sufficiently long (but in no event longer than [**] calendar days) to permit Collaborator to seek appropriate patent protection. Once a Publication has been approved by Collaborator (or to the extent information in any proposed Publication is then available to the public), either Party may make subsequent public disclosure of the contents of such Publication (or other public information) without the further approval of the other Party; provided such content is not presented with any new data or information or conclusions or in a form or manner that materially alters the subject matter therein. For clarity, this Section 11.2 shall not prohibit Collaborator’s disclosure of [**] to a Third Party under the conditions described in Section 10.5.

11.3    No Right to Use Names. Except as expressly provided herein, no right, express or implied, is granted by this Agreement to any Party to use in any manner the name of the other Party or its Affiliates or any other trade name, symbol, logo or trademark of the other Party or its Affiliates in connection with the performance of this Agreement; provided that, without Collaborator’s consent, Regeneron may state that Regeneron is licensed by Collaborator under the Collaborator Intellectual Property.

ARTICLE 12

REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)    it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)    it has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other persons or entities required to be obtained by it in connection with this Agreement;

(c)    the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part;

(d)    this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to Applicable Laws of bankruptcy and moratorium);

(e)    it has the legal and corporate right and power to enter into this Agreement and to fully perform its obligations hereunder;

(f)    such Party is not prohibited by the terms of any agreement to which it is a party from granting the licenses granted to the other Party under ARTICLE 7 hereof and it has not granted any right to any Third Party relating to any intellectual property or proprietary right licensed, granted or assigned by it to the other Party hereunder that conflicts with the rights licensed, granted or assigned to the other Party hereunder;

(g)    neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permits, authorizations or consents from any Governmental Authority or from any other Person; and

(h)    it follows reasonable commercial practices common in the industry to protect its proprietary and confidential information and intellectual property, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to Third Parties pursuant to written confidentiality and non-disclosure agreements.

12.2    Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, as of the Effective Date, there is no claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any Governmental Authority or arbitrator that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any of its obligations under this Agreement or (b) prevent or materially delay or materially alter the consummation of any or all of the transactions contemplated hereby. During the Term, each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.

12.3    Additional Representations of Collaborator. As of the Effective Date, Collaborator represents and warrants to, and agrees with, Regeneron that:

(a)    any Collaborator Intellectual Property purported to be provided under this Agreement (including each Patent listed on the Collaborator Patents Appendix) is Controlled (without any requirement to pay Additional Amounts) by Collaborator and Collaborator has the right to provide and license such Collaborator Intellectual Property to Regeneron and enforce (or have enforced) such Collaborator Intellectual Property against Third Parties pursuant to the terms of this Agreement;

(b)    no Third Party has the right to practice the Collaborator Patents in the Field in the Territory in connection with any product containing a Large Molecule Directed to a Licensed Target;

(c)    the Collaborator Intellectual Property is not subject to any lien or other encumbrance in favor of any Third Party that conflicts with the rights or licenses granted to Regeneron hereunder;

(d)    Collaborator owns or possesses sufficient legal rights to all Collaborator Intellectual Property as of the Effective Date, without any known infringement of the rights of others, and Collaborator has no knowledge that any Third Party is infringing or misappropriating any of the Collaborator Intellectual Property as of the Effective Date;

(e)    to Collaborator’s knowledge, the conception, development or reduction to practice of any Collaborator Intellectual Property has not constituted or involved the misappropriation of trade secrets or other rights of any Person;

(f)    to Collaborator’s knowledge, the issued Patents included in the Collaborator Patents are not invalid or unenforceable, in whole or part;

(g)    no Collaborator Patent is currently the subject of any reissue, post-grant review, inter partes review, derivation proceeding, supplemental examination, interference, opposition, reexamination or other administrative proceeding;

(h)    neither Collaborator nor any of its Affiliates has entered into any agreement with any Third Party in which Collaborator or such Affiliate has granted or will grant license rights to a Third Party that prevent Regeneron from exercising the rights granted in this Agreement;

(i)    the execution, delivery and performance of this Agreement shall not breach, violate or conflict with any instrument or agreement concerning Collaborator Intellectual Property; and shall not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of Collaborator Intellectual Property (or of any rights in, to or under any Collaborator Intellectual Property);

(j)    Collaborator has not received any written notice from any Third Party asserting or alleging that the manufacture, use, sale, offer for sale, supply or importation by Collaborator (or its Affiliates) of products employing the Collaborator Technology infringes any claim of an issued Patent of any Third Party, or, if and when issued, any claim within any published Patent existing as of the Effective Date of any Third Party, in the Territory in the Field;

(k)    neither Collaborator nor any of its Affiliates (i) has been debarred by a Regulatory Authority, (ii) is subject to debarment by a Regulatory Authority;

(l)    notwithstanding any representation or warranty set forth herein, Regeneron acknowledges that US Patent No. [**], and any other US and foreign patent applications that claim priority thereto, are the subject of a prior, nonexclusive license grant from [**] without any restriction as to field of use.

12.4    Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12.5    Non-Reliance. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, REGENERON ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY COLLABORATOR IN THIS AGREEMENT, (INCLUDING IN THIS ARTICLE 12), COLLABORATOR IS NOT MAKING ANY REPRESENTATIONS AND DOES NOT EXTEND ANY WARRANTIES

OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY COLLABORATOR INTELLECTUAL PROPERTY, COLLABORATOR MATERIAL, COLLABORATOR TECHNOLOGY, COLLABORATION INVENTIONS OR CONFIDENTIAL INFORMATION SUPPLIED BY COLLABORATOR TO REGENERON, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, COLLABORATOR ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY REGENERON IN THIS AGREEMENT, (INCLUDING IN THIS ARTICLE 12), REGENERON IS NOT MAKING ANY REPRESENTATIONS AND DOES NOT EXTEND ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY REGENERON MATERIAL, REGENERON INTELLECTUAL PROPERTY, COLLABORATION INVENTIONS OR CONFIDENTIAL INFORMATION SUPPLIED BY REGENERON TO COLLABORATOR, INCLUDING WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

12.6    Mutual Covenants. Each Party hereby covenants to the other Party as of the Effective Date that it shall not, during the Term, grant any right or license to any Third Party in the Territory that would conflict with the rights granted to the other Party under this Agreement in any material respect, and shall not take any action that would materially conflict with or adversely affect its obligations to the other Party under this Agreement.

12.7    Debarment. Neither Collaborator nor any of its Affiliates shall use, in any capacity, in connection with the activities to be performed under this Agreement, any Person who is or that has been debarred, or is the subject of debarment proceedings by any Regulatory Authority. If Collaborator learns that a Person performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, Collaborator shall promptly notify Regeneron and shall prohibit such Person from performing on its behalf under this Agreement.

12.8    Additional Representations, Warranties and Covenants Regarding the Upstream Agreement. As of the Effective Date, Collaborator represents and warrants to, and agrees with, Regeneron that:

(a)    any agreement with any Third Party pursuant to which (a) Collaborator Controls Collaborator Intellectual Property or (b) such Third Party has any interest in any Collaborator Intellectual Property (any such agreement, an “Upstream Agreement”), is listed on the Upstream Agreement Appendix;

(b)    except for the Upstream Agreement, Collaborator is not party to any other Agreement with any Third Party providing for any fee or other payments that would result from this Agreement or the intellectual property licenses contemplated herein;

(c)    Collaborator is not, and to Collaborator’s knowledge, the other parties thereto are not, in material breach, violation or default under the Upstream Agreement and there does not exist, to the knowledge of Collaborator, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach, violation or default;

(d)    the Upstream Agreement (i) constitutes a valid and binding obligation of Collaborator, and (ii) to Collaborator’s knowledge, is binding and enforceable against the other parties thereto;

(e)    neither Collaborator nor any of its Affiliates has received or given any written notice, of an intention to terminate, not renew or challenge the validity or enforceability of the Upstream Agreement;

(f)    Collaborator has provided to Regeneron, or allowed Regeneron access to review, a true and complete copy of the Upstream Agreement and the Upstream Agreement is, to Collaborator’s knowledge, in full force and effect as of the Effective Date;

(g)    Collaborator shall not, without the prior written approval of Regeneron, (i) amend any provision of the Upstream Agreement that would adversely impact Regeneron’s rights under this Agreement or (ii) make any election or exercise any right or option to terminate in whole or in part the Upstream Agreement that would adversely impact Regeneron’s rights under this Agreement; and

(h)    Collaborator shall be responsible for the performance of all of its obligations under the Upstream Agreement in accordance with the terms thereof, including all payment obligations thereunder, and Collaborator shall devote Commercially Reasonable Efforts to maintain the Upstream Agreement in full force and effect, and to perform its obligations thereunder in all material respects, as necessary to preserve Regeneron’s rights under this Agreement, and to keep Regeneron informed of any breach or alleged breach of the Upstream Agreement and any other material development pertaining thereto that would reasonably be expected to have an adverse effect on Regeneron’s rights under this Agreement.

12.9    No Challenge. In the event Regeneron (itself or through an Affiliate or agent) commences legal action or otherwise challenges the validity or enforceability of the [**], Collaborator shall have the right, [**], to (a) terminate this Agreement and any licenses granted hereunder, or (b) [**].

ARTICLE 13

INDEMNIFICATION; LIABILITY

13.1    Indemnification. Subject to Section 13.2, each Party shall indemnify, defend and hold each of the other Party, its Affiliates and their respective directors, officers, employees, consultants, licensors, and agents and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ or accountants’ fees and other expenses of litigation) (collectively, “Losses”) arising, directly or indirectly out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) to the extent resulting from (a) the gross negligence or willful misconduct of such Party in the performance of its obligations under this Agreement, (b) breach by such Party of the representations, warranties, or covenants made in this Agreement, (c) in the case of Regeneron’s obligation as an Indemnitor, the development or commercialization of any Licensed Product sold by Regeneron or its Affiliates or Sublicensees, but excluding any such Third Party Claim to the extent such Third Party Claim concerns or arises from Collaborator Intellectual Property incorporated into any Licensed Product, including any claim of infringement of any intellectual property of any Third Party based upon such Collaborator Intellectual Property; provided neither Party shall be required to indemnify the other Party to the extent such Losses result from (i) the gross negligence or willful misconduct of the other Party under this Agreement, or (ii) breach by the other Party of the representations, warranties, or covenants made in this Agreement.

13.2    Procedure. If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of the applicable Third Party Claim and potential Loss. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement. The Indemnitor shall obtain the written consent of the Indemnitee before settling any Third Party Claim; provided that, the Indemnitor shall not need the consent of the Indemnitee hereunder for any settlement that includes a complete and unconditional release of the Indemnitee from all liability with respect thereto and that imposes no liability or obligation on the Indemnitee (other than the obligation to pay money damages that are subject to payment by the Indemnitor). The failure to deliver timely written notice to the Indemnitor within a reasonable time after the commencement of any Third Party Claim shall not relieve the Indemnitor of its obligations to the Indemnitee under Section 13.1, except to the extent the Indemnitor is prejudiced by such delay or failure. It is understood that only Regeneron and Collaborator may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not claim indemnity hereunder.

13.3    Insurance. Each Party will maintain, for the duration of this Agreement, insurance in an amount reasonably adequate to cover its obligations hereunder.

13.4    Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, EXCLUSIVITY OBLIGATIONS UNDER SECTION 7.3 OR SECTION 7.6, OR INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13 FOR THIRD PARTY CLAIMS OR EITHER PARTY’S, ITS AFFILIATES’ OR ITS OR THEIR PERSONNELS’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE 14

TERM AND TERMINATION

14.1    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated, will expire as set forth below:

(a)    If Regeneron has exercised the Option, this Agreement will expire on a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration of the applicable Royalty Term for a Licensed Product in a country. Following such expiration of this Agreement, Collaborator hereby grants to Regeneron a perpetual, sublicensable, fully paid-up, non-exclusive license under the Collaborator Know-How to conduct research and to develop, make, have made, use, sell, offer for sale and import Licensed Products in the Field in the Territory.

(b)    If Regeneron has not exercised the Option, this Agreement will expire upon the expiration of the Option Period.

14.2    Termination.

14.2.1    Termination for Convenience. Following the exercise of the Option, Regeneron may terminate this Agreement as to any or all Licensed Products at any time upon providing sixty (60) days’ prior written notice to Collaborator.

14.2.2    Material Breach. Either Party may terminate this Agreement in the event of a material breach by the other Party of any of its obligations under this Agreement. The Party seeking to terminate must provide written notice of the material breach to the other Party, and termination will not become effective if the other Party cures such breach within [**] days’ receipt of written notice thereof (or [**] days in the case of a payment breach, provided, however, that Collaborator shall have the additional cure period provided under Section 8.2.1 in the event of the circumstances described therein), or, if applicable, such longer period, but not to exceed [**] days, as would be reasonably necessary to cure such material breach that is not a payment breach, provided the breaching Party has commenced and continues its Commercially Reasonable Efforts to cure during the initial [**]day period following the date on which the breach notice is provided and throughout the extended cure period). For purposes of this Section 14.2.2, the term “material breach” shall mean a breach by a Party that substantially undermines the benefits reasonably expected to be realized by the non-breaching Party from this Agreement, taken as a whole; provided that any failure of a Party to make undisputed payments to the other Party shall be deemed a “material breach”. In the event of any bona-fide, good-faith dispute as to whether a material breach has occurred, the Party seeking to terminate this Agreement shall not have the right to do so until the matter is finally, judicially determined (or, upon mutual agreement of the Parties, determined by arbitration or otherwise settled by the Parties).

14.2.3    Insolvency or Bankruptcy. Either Party may terminate this Agreement effective upon written notice to the other Party upon the liquidation, dissolution, winding up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within [**] calendar days and where such petition, appointment or similar proceeding is not a part of any bona fide reorganization of a Party or its Affiliates. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Regeneron, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Collaborator under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, Regeneron shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Collaborator Intellectual Property and all embodiments of such Collaborator Intellectual Property, which, if not already in Regeneron’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon Regeneron’s written request therefor, unless Collaborator elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Collaborator upon written request therefor by Regeneron. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code. Any payments (whether royalties or otherwise) which have become due or relate to any Net Sales made prior to the date of termination, shall remain due and owing following termination and become immediately payable upon termination.

14.2.4    Election Not to Pay First Development Milestone. If Regeneron elects not to pay the First Development Milestone pursuant to Section 8.2, then Collaborator may terminate this Agreement upon [**] days’ prior written notice; provided that, if Regeneron pays the First Development Milestone within such [**] day notice period, then this Agreement shall not terminate. For clarity, in the event Regeneron does not pay the First Development Milestone under the circumstances described in Section 8.2, then such milestone shall be deemed to not have been achieved and the payment associated with such milestone shall be deemed to not have accrued, in each case, for all purposes under this Agreement (including for purposes of the survival of ARTICLE 8 under Section 14.3.5).

14.3    Effect of Expiration or Termination. In addition to any rights or obligations expressly provided in this Agreement to apply upon termination or expiration of this Agreement, the provisions set forth in this Section 14.3 shall apply to any expiration or termination of this Agreement.

14.3.1    Accrued Rights and Obligations. Expiration or termination of this Agreement for any reason shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued, or are based upon any event occurring, prior to the effective date of such expiration or termination.

14.3.2    Termination by Collaborator for Material Breach, Insolvency or Election Not to Pay First Development Milestone; or by Regeneron for Convenience. Upon termination of this Agreement (i) by Collaborator for material breach pursuant to Section 14.2.2, bankruptcy or insolvency pursuant to Section 14.2.3 or Regeneron’s election not to pay the First Development Milestone pursuant to Section 14.2.4 or (ii) by Regeneron for convenience pursuant to Section 14.2.1:

(a)    all rights and licenses granted to either Party by the other Party pursuant to this Agreement shall automatically and immediately terminate;

(b)    Collaborator shall return to Regeneron all Regeneron Material that is in the possession of Collaborator;

(c)    Regeneron shall return to Collaborator all Collaborator Material that is in the possession of Regeneron; and

(d)    except in the case of a termination by Regeneron for convenience pursuant to Section 14.2.1 or by Collaborator for Regeneron’s election not to pay the First Development Milestone pursuant to Section 14.2.4, any sublicense granted by Regeneron under the Commercial License, if granted prior to such termination in compliance with this Agreement, shall remain in full force and effect pursuant to the terms thereof, notwithstanding such termination; provided that the applicable Sublicensee is then in good standing and has not contributed to the breach or other circumstance that led to the termination of this Agreement, and all payments and other obligations due under any such sublicense to Regeneron shall become immediately due to Collaborator instead of Regeneron; further provided, however, that Collaborator shall have no obligation to perform any activities under such sublicense that extend beyond Collaborator’s obligations under this Agreement.

14.3.3    Termination by Regeneron for Material Breach or Insolvency. Upon termination by Regeneron of this Agreement for material breach pursuant to Section 14.2.2 or insolvency or bankruptcy pursuant to Section 14.2.3:

(a)    all rights and licenses granted to Collaborator by Regeneron pursuant to this Agreement shall automatically and immediately terminate; and

(b)    Collaborator shall return to Regeneron all Regeneron Material (other than the Research Results) in the possession of Collaborator.

14.3.4    Return of Confidential Information. It is understood and agreed, that each Party shall have a continuing right to use Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement. Subject to the foregoing, following expiry or any early termination of this Agreement, the Party that has Confidential Information of the other Party shall destroy (at such other Party’s written request) all such Confidential Information in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement).

14.3.5    Survival. In addition to any provisions that specify survival or non-survival in the event of expiration or termination of this Agreement, the provisions of Sections 2.5, 2.7, 4.3 (to the extent Regeneron retains the Commercial License or the perpetual license under Section 14.1(a) after such expiration or termination), 5.2 (to the extent Regeneron retains the Commercial License or the perpetual license under the second sentence of Section 14.1(a) after such expiration or termination), 8.7, 9.1, 9.2(a), 9.2(d), 9.2(e), 9.2(f), 9.2(g), 9.2(h) (solely with respect to other surviving provisions in ARTICLE 9), 9.3 (solely with respect to Joint Patents), 9.4(e), 9.4(h), 12.4, 12.5, 13.1, 13.2, 13.4, 14.1(a) (the second sentence) and 14.3 and, ARTICLE 1, ARTICLE 8 (with respect to payments accrued prior to the expiration or termination of this Agreement), ARTICLE 10 and ARTICLE 16, shall survive any termination or expiration of this Agreement.

14.3.6    Additional Remedy of Regeneron for Material Breach by Collaborator. In the event Regeneron has the right to terminate this Agreement for material breach pursuant to Section 14.2.2, then, instead of termination and in addition to any other rights and remedies of Regeneron in equity in respect of such material breach, upon Regeneron’s election:

(a)    [**],

(b)    [**].

ARTICLE 15

FORCE MAJEURE

In this Agreement, “Force Majeure” means any act of God, strike, lock-out or other material industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, natural disaster or similar event which is beyond a Party’s reasonable control and prevents such Party from performing its obligations under this Agreement. The Party affected by the Force Majeure shall, within [**] days after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to such Party’s other obligations under this ARTICLE 15, the Party invoking a Force Majeure event shall not be liable for delay in performance or for non-performance of its obligations under this Agreement (other than any payment obligation), in whole or in part, nor shall the other Party have the right to terminate this Agreement, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required. The Party invoking a Force Majeure event shall use commercially reasonable efforts, to (a) bring the Force Majeure event to a close or (b) find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

ARTICLE 16

MISCELLANEOUS

16.1    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof that would require the application of the law of any other jurisdiction. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the State of Delaware and United States federal courts of competent jurisdiction located in Wilmington, Delaware for the purposes of any action or proceeding arising out of or in connection with this Agreement. Each of the Parties hereby irrevocably and unconditionally agrees (a) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process, and (b) that, to the fullest extent permitted by applicable law, service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by post mail constituting evidence of valid service, and that service made pursuant to clause (a) or (b) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such Party personally within the State of Delaware. Each of the Parties agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708.

16.2    Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

16.3    Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth below in this Section 16.3 and shall be (a) delivered personally, (b) sent via a reputable nationwide overnight courier service or (c) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, one (1) Business Day after it is sent via a reputable nationwide overnight courier service or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above. This Section 16.3 is not intended to govern the day-to-day business communications between the Parties in performing their obligations under the terms of this Agreement.

(a)    If to Collaborator:

Ocular Therapeutix, Inc.

36 Crosby Drive, Suite 101

Bedford, Massachusetts 01730

Attention: CFO

Copy: General Counsel

With copy to:

Brian Johnson

WilmerHale

7 World Trade Center

250 Greenwich Street

New York, New York 10007

(b)    If to Regeneron:

Regeneron Pharmaceuticals, Inc.

777 Old Saw Mill River Road

Tarrytown, New York 10591

Attention: Senior Vice President, Strategy & Investor Relations

Copy: General Counsel

16.4    Entire Agreement. This Agreement contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to the subject matter hereof and thereof. For clarity, this Agreement supersedes the Prior Agreements.

16.5    Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Collaborator and Regeneron.

16.6    Interpretation. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) the words “shall” and “will” have the same meaning; (f) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time; (g) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; (h) unless otherwise specified, “$” is in reference to United States dollars; and (i) the word “or” has the inclusive meaning represented by the phrase “and/or”.

16.7    Construction. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to each Party and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

16.8    Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect, and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

16.9    Assignment. Neither Party shall assign any of its rights and obligations hereunder without the prior written consent of the other Party, except (a) to a purchaser of all or substantially all of the assets or business of a Party to which this Agreement relates, or to the successor resulting from any merger, acquisition, consolidation or similar transaction with such Party or (b) to an Affiliate; provided, however, that (i) such assignment to an Affiliate shall not relieve the assigning Party of any of its liability hereunder and, (ii) in each case, the assigning Party shall provide the other Party with written notice of such assignment. In the event of any assignment described in subsection (a), no intellectual property rights of the acquiring Person shall be included in the technology licensed to the other Party hereunder, unless such intellectual property rights arise as a result of the performance of this Agreement by or on behalf of such Person after such transaction becomes effective. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.9 shall be null and void.

16.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of each Party’s Indemnitees.

16.11    Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) shall be as effective as an original executed signature page.

16.12    Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, Section 13.1 is intended to benefit, in addition to the Parties, each Party’s Indemnitees as if they were parties hereto, but this Agreement is enforceable only by the Parties.

16.13    Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided in this Agreement. Neither Collaborator nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Collaborator, and Collaborator’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.

16.14    Injunctive or Other Equity Relief. Nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm.

16.15    Non-Exclusive Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as and to the extent expressly set forth herein.

[Signature page follows – the rest of this page intentionally left blank.]

IN WITNESS WHEREOF, Collaborator and Regeneron have executed this Agreement by their respective officers hereunto duly authorized, as of the Effective Date.

Ocular Therapeutix, Inc.

By:	/s/ Amarpreet S. Sawhney
Name:	Amarpreet S. Sawhney
Title:	Chairman, President & CEO

Regeneron Pharmaceuticals, Inc.

By:	/s/ Michael Aberman
Name:	Michael Aberman
Title:	SVP, Strategy & IR

Collaborator Patents Appendix

Ref No.	Title	Serial No. (Filing Date)	Pat. No. (Issue Date)
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange

Commission. A total of six pages were omitted. [**]

Collaboration Plan Appendix

In vitro Evaluation Activities:

[**] Program for Sustained Release of

VEGF Trap from PEG Hydrogel System

Summary

Regeneron Pharmaceuticals, Inc. and Ocular Therapeutix will work collaboratively to develop a long-acting formulation of VEGF Trap for intraocular delivery. [**].

Goal:

The goal of [**] is to [**].

Project outline:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

[**] Activities

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

Milestones

[**]

Deliverables

Regeneron

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Ocular Therapeutix

[**]

Total Projected Duration: [**].

Note: [**].

Activity #1 :

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

Section 1 Milestones/Deliverables:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

Section 2 Milestones/Deliverables:

[**]

Section 3 Milestones/Deliverables:

[**]

Collaboration Plan

IND-Enabling Toxicology Study

Study Design:

[**]

Study Analyses:

[**]

Collaboration Plan

IND- Enabling PK Study

Study Design & Analyses:

[**]

Collaboration Plan

Expanded Toxicology/ PK Study Options

[**]

Collaboration Plan

[**] Clinical Trial

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of one page was omitted. [**]

Enrollment assumptions:

[**]

Collaboration Plan Budget

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8-K Exhibit

[Please See Attached]

Incorporated by reference to the Current Report on Form 8-K filed by Ocular Therapeutix, Inc. with the Securities and Exchange Commission on October 13, 2016

Royalty Calculation Appendix

[Please See Attached]

Sales by Tier	Royalty by Tier
Tier 1 <=Tier 2 <=Tier 3 <=Tier 4 >	Tier 1 Tier 2 Tier 3 Tier 4

Quarter	Country	Net Sales	Exchange Rate (USD) (1)	US Dollar Equivalent ($Million)	% of USD Sales	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	Gross Royalty	Royalty Adjustment as per §8.4 (2)	Royalty Less Adjustment
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Notes:

(1)	Quarterly Exchange rates as obtained in accordance with Section 8.8.
(2)	For the Purposes of this illustration, this assumes that [**]

Upstream Agreement Appendix

Amended and Restated License Agreement between Incept LLC and Ocular Therapeutix, Inc., formerly Ocular, Inc., dated January 27, 2012.

Initial Press Release Appendix

[Please See Attached]

Ocular Therapeutix™ and Regeneron Enter Into Strategic Collaboration to Develop

Sustained Release Formulation of Aflibercept for the Treatment of Wet AMD and Other Serious Retinal Diseases

Sustained Release Formulation Has Potential to Significantly Advance Current Standard of Care

by Reducing Injection Frequency in the Treatment of Wet AMD

Ocular Therapeutix Eligible to Receive up to $305 Million in Milestone Payments in Addition to

Royalties on Potential Future Net Sales

Company to host conference call today at 8:30am Eastern Time

BEDFORD, Mass, October X, 2016 – Ocular Therapeutix, Inc. (NASDAQ: OCUL), a biopharmaceutical company focused on the development and commercialization of innovative therapies for diseases and conditions of the eye, today announced that it has entered into a strategic collaboration, option and license agreement with Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN). Ocular and Regeneron will collaborate on the development of a sustained release formulation of the vascular endothelial growth factor (VEGF) trap aflibercept for the treatment of wet age-related macular degeneration (wet AMD) and other serious retinal diseases. This formulation is currently in preclinical development. Regeneron’s aflibercept is currently approved by the U.S. Food and Drug Administration for certain indications under the brand name EYLEA®.

Ocular Therapeutix is currently developing proprietary sustained-release hydrogel-based drug delivery depots for intravitreal injection that can be formulated with both small and large molecule pharmaceuticals, such as tyrosine kinase inhibitors (TKIs) and protein-based anti-VEGFs, respectively, with the goal of delivering sustained and therapeutic levels of drugs to targeted ocular tissues.

Under the terms of the agreement, Ocular Therapeutix and Regeneron will aim to develop a sustained release formulation of aflibercept that is suitable for advancement into clinical development. Regeneron has the option to obtain an exclusive license to use Ocular Therapeutix’s hydrogel-based technology for the development and commercialization of a sustained release formulation of aflibercept and other biologies targeting VEGF for ophthalmic indications. Ocular Therapeutix will retain all rights to develop its sustained-release hydrogel-based drug delivery platform with all other non-VEGF targeting compounds as well as with small molecule pharmaceuticals, including TKIs, for other retinal diseases.

Upon exercising of the option, Ocular Therapeutix would receive a payment of $10 million from Regeneron and Ocular Therapeutix would be responsible for funding development through Phase 1. Regeneron would be responsible for any subsequent development and commercialization costs. Ocular Therapeutix would be eligible to receive up to $305 million in milestone payments from Regeneron for a sustained release version of aflibercept containing Ocular Therapeutix’s sustained release hydrogel depot, comprised of up to $155 million in development and regulatory milestone payments and up to $150 million in commercial milestone payments. In addition, Ocular Therapeutix is eligible to receive tiered high single-digit to low-to-mid teen-digit royalties on potential future net sales.

“We have made considerable progress in developing our protein drug delivery platform at Ocular Therapeutix, so it is good to see an industry leader such as Regeneron recognizing the potential of this technology,” said Amar Sawhney, Ph.D., President, Chief Executive Officer and Chairman of Ocular Therapeutix. “We are excited to partner with Regeneron to develop a potential first-in-class sustained release protein-based anti-VEGF hydrogel injection for wet AMD, DME, RVO, and other serious retinal diseases. This sustained release formulation could have the potential to significantly reduce dosing frequency and subsequently reduce doctor visits, thus reducing the burden of care for patients, caregivers and physicians, and may decrease the likelihood of certain side effects associated with frequent intravitreal injections.”

About Wet AMD and Other VEGF-Associated Retinal Diseases

Wet age-related macular degeneration (wet AMD) is characterized by loss of vision caused by degeneration of the central portion of the retina. Abnormal growth of blood vessels below the retina, and the leakage of fluid and protein from the vessels, causes retinal degeneration and can lead to severe and rapid loss of vision. Wet AMD is the leading cause of blindness in individuals aged 50 years or older.

Retinal vein occlusion (RVO) is a sight-threatening disorder resulting from the blockage of one of the veins carrying blood out of the retina. In RVO, the blockage of a retinal vein can lead to poor blood circulation, low oxygen and sometimes inflammation in the eye. A blocked vein will leak its contents of blood and fluid. Bleeding within the retina and swelling from the fluid can result in macular edema.

Diabetic macular edema (DME) is a complication of diabetes caused by fluid accumulation in the macula, or central portion of the eye. When the macula begins to fill with fluid, the ability of those cells to sense light is impaired, causing blurred vision that can be severe. Diabetic macular edema affects up to 30% of people who have had diabetes for 20 years or more, and if untreated, 20 to 30% of people who have it will experience moderate visual loss.

The global market for anti-VEGF drugs is over $7.5 billion.

Conference Call & Webcast Information

Members of the Ocular Therapeutix management team will host a live conference call and webcast today at 8:30 am Eastern Time to discuss the collaboration with Regeneron as well as other recent progress made in the Company’s back of the eye programs.

The live webcast can be accessed by visiting the investor section of the Company’s website at investors.ocutx.com. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 844-464-3934 (U.S.) or 765-507-2620 (International) to listen to the conference call. The conference ID number for the live call will be XXXXXXX. An archive of the webcast will be available until October 26, 2016 on the company’s website.

About Ocular Therapeutix, Inc.

Ocular Therapeutix, Inc. (NASDAQ: OCUL) is a biopharmaceutical company focused on the development and commercialization of innovative therapies for diseases and conditions of the eye using its proprietary hydrogel platform technology. Ocular Therapeutix has submitted an NDA for post-surgical pain for its lead product candidate, DEXTENZA™ (dexamethasone insert, extended release), which is in Phase 3 clinical development for post-surgical ocular inflammation and pain and allergic conjunctivitis, and in Phase 2 clinical development for dry eye disease. OTX-TP (sustained release travoprost) is in Phase 3 clinical development for glaucoma and ocular hypertension. Ocular Therapeutix is also evaluating sustained-release injectable drug depots for back-of-the-eye diseases. Ocular Therapeutix’s first product, ReSure® Sealant, is FDA-approved to seal corneal incisions following cataract surgery. For additional information about the Company, please visit www.ocutx.com.

Ocular Therapeutix Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the potential benefits and future operation of the collaboration with Regeneron, including any potential future payments thereunder, the ongoing development of the Company’s sustained release hydrogel depot technology, the development and regulatory status of the Company’s other product candidates, such as the Company’s expectations and plans regarding regulatory submissions for and the timing and conduct of clinical trials of DEXTENZA™ for post-surgical ocular inflammation and pain, including our expectations regarding the NDA filed with the FDA, DEXTENZA for the treatment of allergic conjunctivitis, DEXTENZA for dry eye disease and OTX-TP for the treatment of glaucoma and ocular hypertension, the potential utility of any of the Company’s product candidates, potential commercialization of the Company’s product candidates, the sufficiency of the Company’s cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the timing and costs involved in commercializing ReSure® Sealant or any product candidate that receives regulatory approval, the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory submissions and approvals, the Company’s scientific approach and general development progress, the availability or commercial potential of the Company’s product candidates, the sufficiency of cash resources and need for additional financing or other actions and other factors discussed in the “Risk Factors” section contained in the Company’s quarterly and annual reports on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the

Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Ocular Therapeutix Contacts:

Investors

Ocular Therapeutix, Inc.

Brad Smith

Chief Financial Officer

bsmith@ocutx.com

or

Burns McClellan on behalf of Ocular Therapeutix

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Ocular Therapeutix, Inc.

Scott Corning

Vice President of Sales and Marketing

scorning@ocutx.com

Incept Agreement Appendix

[**]